                                                                      EXHIBIT 99



                               (Proxy Statement)

                            NOTICE OF ANNUAL MEETING
                              AND PROXY STATEMENT


            [LOGO OF VITALINK PHARMACY SERVICES, INC. APPEARS HERE]


                         ANNUAL MEETING OF STOCKHOLDERS
                                OCTOBER 2, 1996

                       VITALINK PHARMACY SERVICES, INC.

                             1250 EAST DIEHL ROAD
                          NAPERVILLE, ILLINOIS 60563
                                (630) 245-4800

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD OCTOBER 2, 1996

 NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Vitalink Pharmacy Services, Inc. (the "Company"), will be held at the Radisson Hotel, located at 3000 Warrenville Road, Lisle, Illinois, on Wednesday, October 2, 1996, at 9:00 a.m., to consider and vote upon the following matters:

 1. To elect a Board of Directors consisting of nine persons to serve until the next Annual Meeting of Stockholders of the Company and until their successors are duly elected and qualified.
 2. To approve a proposal to adopt the Vitalink Pharmacy Services, Inc. 1996 Long-Term Incentive Plan.
 3. To approve a proposal to adopt the Vitalink Pharmacy Services, Inc. 1995 Employee Stock Purchase Plan.
 4. To transact such other business as may properly come before such meeting or any adjournment thereof.

 The close of business on August 5, 1996, has been fixed as the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting or any adjournment thereof.
 Your management sincerely desires the presence in person of every stockholder able to attend the meeting; however, in order to be assured of the representa-tion of the greatest number of stockholders either in person or by proxy, it is requested that you date and sign the accompanying proxy and return it as promptly as possible in the enclosed self-addressed envelope. No postage is required if mailed in the United States.
 If you attend the meeting in person, you may revoke your proxy at such meet-ing and cast your vote in person. If you receive more than one proxy because your shares are held in various names or accounts, each proxy should be com-pleted and returned.

                     By Order of the Board of Directors:

                     /s/ James H. Rempe

                     James H. Rempe
                     Secretary

Silver Spring, Maryland
August 28, 1996

                       VITALINK PHARMACY SERVICES, INC.

                             1250 EAST DIEHL ROAD
                          NAPERVILLE, ILLINOIS 60563
                                (630) 245-4800

                                PROXY STATEMENT
                        ANNUAL MEETING OF STOCKHOLDERS
                                OCTOBER 2, 1996

                                 INTRODUCTION

 The enclosed proxy is solicited by and on behalf of the Board of Directors of Vitalink Pharmacy Services, Inc. (the "Company"), a Delaware corporation, to be used at the 1996 Annual Meeting of Stockholders of the Company (the "Annual Meeting") to be held on Wednesday, October 2, 1996, at 9:00 a.m., at the Radisson Hotel, located at 3000 Warrenville Road, Lisle, Illinois, and at any and all adjournments thereof. All shares represented by proxies will be voted at the Meeting in accordance with the specifications marked thereon, or if no specifications are made, proxies will be voted FOR all matters set forth in the attached Notice of Meeting and in the discretion of the proxy holder as to any other business which comes before the Meeting. Any stockholder giving a proxy may revoke the same at any time prior to the voting of such proxy by giving written notice of revocation to the Secretary, by submitting a later dated proxy or by attending the Meeting and voting in person. The Proxy State-ment is first being mailed to stockholders on or about August 28, 1996.
 The Company's Annual Report (including audited financial statements) for the fiscal year ended May 31, 1996, accompanies this Proxy Statement. The Annual Report is not a part of the proxy soliciting material.
 Except where the context requires otherwise, the term "Company" includes Vitalink Pharmacy Services, Inc. and its subsidiaries.

                         VOTING AT THE ANNUAL MEETING

 The Board of Directors has fixed August 5, 1996, as the record date for de-termination of stockholders entitled to notice of and to vote at the Meeting (the "Record Date"). On that date, there were outstanding 13,979,700 shares of common stock, par value $0.01 per share ("Common Stock"). Each such share of Common Stock is entitled to one vote. The presence in person or by proxy of the holders of a majority of the Company's outstanding shares of Common Stock will constitute a quorum.
 A plurality of the shares present and voting at the Annual Meeting, in person or by proxy, will be necessary for the election of directors. The affirmative vote of a majority of shares present and voting at the Annual Meeting, in per-son or by proxy, will be necessary for approval of the proposed Vitalink Phar-macy Services, Inc. 1996 Long-Term Incentive Plan, for approval of the Vitalink Pharmacy Services, Inc. 1995 Employee Stock Purchase Plan and for the taking of all other action at the Annual Meeting.
 A stockholder who is present in person or by proxy at the Annual Meeting and who abstains from voting on any or all proposals will be included in the num-ber of stockholders present at the Annual Meeting for the purpose of determin-ing the presence of a quorum. An abstention with respect to any matter, howev-er, will not be counted either in favor of or against such matter.
 Brokers who hold shares for the account of their clients may vote such shares either as directed by their clients or in their own discretion if permitted by the exchange or other organization of which they are members. Members of the NASDAQ Stock Market are permitted to vote their clients' proxies in their own discretion as to the election of directors. Proxies which are voted by brokers on some but not all of the proposals are referred to as "broker non-votes." Broker non-votes will be included in determining the presence of a quorum. A broker non-vote, however, is not treated as being in favor of or against the particular proposal under consideration.
 If any nominee for election to the Board of Directors named in this Proxy Statement shall become unavailable for election for any reason, the proxy will be voted for a substitute nominee selected by the Board of Directors, or the Board of Directors may elect not to fill the vacancy and reduce the number of directors.

                            SOLICITATION OF PROXIES

 The cost of the proxy solicitations will be borne by the Company. In addition to the use of the mails, proxies may be solicited by the directors, officers and employees of the Company, without additional compensation, by personal in-terview, telephone, telegram or otherwise. Arrangements may also be made with brokerage firms or other custodians, nominees or fiduciaries for the forward-ing of soliciting material to the beneficial owners of Common Stock of the Company held of record by such persons, and the Company will reimburse such respective brokers, custodians, nominees and fiduciaries for the reasonable out-of-pocket expenses incurred by them in connection therewith.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

 Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's reporting officers and directors, and persons who own more than ten percent of the Company's Common Stock, to file reports of ownership and changes in ownership on Forms 3, 4, and 5 with the Securities and Exchange Commission (the "Commission"), the NASDAQ Stock Market and the Company. Based solely on the Company's review of the forms filed with the Commission and written representations from reporting persons that they were not required to file Form 5 for certain specified years, the Company believes that all of its reporting officers, directors and greater than ten percent beneficial owners complied with all filing requirements applicable to them during fiscal year ended May 31, 1996.

          SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT

 As of the Record Date, the only greater than 5% beneficial owner of Common Stock of the Company is Manor Healthcare Corp., a wholly-owned subsidiary of Manor Care, Inc. (Hereinafter, as and when the context requires, Manor Care, Inc. and its subsidiaries are collectively referred to as "Manor Care, Inc." ) As of that date, Manor Care, Inc. owned beneficially 11,500,000 shares of Com-mon Stock of the Company, comprising 82.3% of the Company's Common Stock. The address of Manor Care, Inc. is 11555 Darnestown Road, Gaithersburg, Maryland 20878.
 The following table sets forth, as of the Record Date, the amount of the Company's Common Stock beneficially owned by (1) each director and nominee,
(2) the chief executive officer and the four other most highly compensated ex-ecutive officers, and (3) all officers and directors as a group.

                                                NUMBER OF COMPANY
                                               SHARES BENEFICIALLY   PERCENT
        NAME OF BENEFICIAL OWNER                      OWNED        OF CLASS(1)
        ------------------------               ------------------- -----------
        Stewart Bainum, Jr.                               0             0
        Harold Blumenkrantz                           1,000             *
        Joseph R. Buckley                                 0             0
        Donna L. DeNardo                             40,833(2)          *
        Anil K. Gupta                                 3,000             *
        James A. MacCutcheon                              0             0
        James H. Rempe                                    0             0
        Donald C. Tomasso                                 0             0
        Marvin Wilensky                                 100             *
        Vincent C. DiTrapano                          2,100(3)          *
        Scott T. Macomber                            26,700(4)          *
        Stephen A. Thompson                           1,000(5)          *
        All directors and officers as a group
         (12 persons)                                74,733(6)          *

- ----------------

*Less than 1% of Class.

(See footnotes on page 3)

(1) Percentages are based on 13,979,700 shares outstanding on the Record Date, plus shares which would be issued assuming that the person exercises all options which are exercisable within 60 days thereafter.
(2) Represents 40,833 shares which Ms. DeNardo has the right to acquire pursuant to stock options which are presently exercisable or which become exercisable within 60 days after the Record Date.
(3) Includes 2,000 shares which Mr. DiTrapano has the right to acquire pursuant to stock options which are presently exercisable or which become exercisable within 60 days after the Record Date.
(4) Includes 1,200 shares owned by minor children of Mr. Macomber, for which he is custodian. Beneficial ownership of such shares is disclaimed. Also includes 25,500 shares which Mr. Macomber has the right to acquire pursuant to stock options which are presently exercisable or which become exercisable within 60 days after the Record Date.
(5) Includes 1,000 shares which Mr. Thompson has the right to acquire pursuant stock options which are presently exercisable or which become exercisable within 60 days after the Record Date.
(6) Includes a total of 69,333 shares which the officers, nominees and directors included in the group have the right to acquire pursuant to stock options which are presently exercisable or which become exercisable within 60 days after the Record Date.

 The following table also sets forth, as of August 1, 1996, the amount of Manor Care, Inc. Common Stock beneficially owned by (1) each director and nom-inee, (2) the chief executive officer, and the four other most highly compen-sated executive officers and (3) all officers and directors as a group.

                                      NUMBER OF SHARES
                                     OF MANOR CARE, INC.
                                        COMMON STOCK
                                     SHARES BENEFICIALLY   PERCENT
        NAME OF BENEFICIAL OWNER            OWNED        OF CLASS(1)
        ------------------------     ------------------- -----------
        Stewart Bainum, Jr.              12,255,602(2)      19.29%
        Harold Blumenkrantz                       0             0
        Joseph R. Buckley                    99,605(3)          0
        Donna L. DeNardo                     11,788(4)          *
        Anil K. Gupta                             0             0
        James A. MacCutcheon                 89,484(5)          *
        James H. Rempe                      132,153(6)          *
        Donald C. Tomasso                    71,218(7)          *
        Marvin Wilensky                         337             *
        Vincent C. DiTrapano                      0             0
        Scott T. Macomber                     4,215(8)          *
        Stephen A. Thompson                       0             0
        All directors, nominees and
         officers as a group
         12 persons)                     12,564,460(9)      19.77%

- ----------------

*Less than 1% of Class.

(1) Percentages are based on a total of 62,867,418 shares outstanding on August 1, 1996, plus shares which would be issued assuming that the person exercises all options which are exercisable within 60 days.
(2) Includes 91,752 shares owned directly by Mr. Bainum, Jr. Also includes 5,417,761 shares owned by Bainum Associates Limited Partnership ("Bainum Associates") and 4,415,250 shares owned by MC Investments Limited Partnership ("MC Investments"), in both of which Mr. Bainum, Jr. is managing general partner with the sole right to dispose of the shares. Authority to vote such shares is held by the voting general partner, Mr.
    B. Houston McCeney. Also includes 1,679,628 shares owned by Mid Pines Associates Limited Partnership ("Mid Pines"), in which Mr. Bainum, Jr. is managing general partner and has shared voting authority, and 1,500 shares owned by the Foundation for Maryland's Future, in which Mr. Bainum, Jr. is the sole director. Mr. Bainum, Jr. has a direct or indirect pecuniary interest in 1,168,068 shares, 810,546 shares and 348,777 shares owned respectively by Bainum Associates, MC Investments and Mid Pines. Also includes 647,500 shares which Mr. Bainum, Jr. has the right to acquire pursuant to stock options which are presently exercisable or which become exercisable within 60 days after the August 1, 1996, and 1,504 shares and 707 shares, respectively, which Mr. Bainum, Jr. has the right to receive upon termination of his employment with Manor Care, Inc. pursuant to the terms of the Manor Care, Inc. Retirement Savings and Investment Plan (the "401(k) Plan") and the Manor Care, Inc. Nonqualified Retirement Savings and

    Investment Plan (the "Nonqualified Savings Plan"). Does not include shares owned by Realty Investment Co. Inc. and its subsidiaries, a real estate investment and management company in which Mr. Bainum, Jr. owns, directly or indirectly, 25.0% of the outstanding common stock which represents a pecuniary interest in 843,868 shares owned by Realty.
(3) Includes 99,000 shares Mr. Buckley has the right to acquire pursuant to stock options which are presently exercisable or which became exercisable within 60 days after the August 1, 1996, and 467 and 138 shares, respectively, which Mr. Buckley has the right to receive upon termination of his employment with Manor Care, Inc. pursuant to the terms of the 401(k) Plan and the Nonqualified Savings Plan.
(4) Includes 7,167 shares Ms. DeNardo has the right to acquire pursuant to stock options which are presently exercisable or which become exercisable within 60 days after the August 1, 1996, and 274 and 90 shares, respectively, shares which Ms. DeNardo has the right to receive upon termination of her employment with the Company pursuant to the terms of the 401(k) Plan and the Nonqualified Savings Plan.
(5) Includes 89,250 shares Mr. MacCutcheon has the right to acquire pursuant to stock options which are presently exercisable or which become exercisable within 60 days after the August 1, 1996, and 234 shares which Mr. MacCutcheon has the right to receive upon termination of his employment with Manor Care, Inc. pursuant to the terms of the 401(k) Plan.
(6) Includes 63,124 shares Mr. Rempe has the right to acquire pursuant to stock options which are presently exercisable or which become exercisable within 60 days after the August 1, 1996, and 551 shares which Mr. Rempe has the right to receive upon termination of his employment with Manor
    Care, Inc. pursuant to the terms of the 401(k) Plan.
(7) Includes 40 shares held as custodian for children of Mr. Tomasso.
    Beneficial ownership of such shares is disclaimed. Also includes 64,500 shares which Mr. Tomasso has the right to acquire pursuant to stock options which are presently exercisable or which become exercisable within 60 days after the August 1, 1996, and 82 shares and 96 shares, respectively, which Mr. Tomasso has the right to receive upon termination of his employment with Manor Care, Inc. pursuant to the terms of the 401(k) Plan and the Nonqualified Savings Plan.
(8) Includes 3,000 shares Mr. Macomber has the right to acquire pursuant to stock options which are presently exercisable or which become exercisable within 60 days after the August 1, 1996, and 328 shares and 187 shares, respectively, which Mr. Macomber has the right to receive upon termination of his employment with the Company pursuant to the terms of the 401(k)
    Plan and the Nonqualified Savings Plan.
(9) Includes a total of 970,541 shares which the officers, nominees and directors included in the group have the right to acquire pursuant to stock options which are presently exercisable or which become exercisable within 60 days after the August 1, 1996, and a total of 3,112 shares and 1,031 shares, respectively, which such directors and officers have the right to receive upon the termination of their employment pursuant to the terms of the 401(k) Plan and the Nonqualified Savings Plan.

                   THE NOMINATION AND ELECTION OF DIRECTORS

 The Company's By-laws permit the Board of Directors to determine from time to time the aggregate number of directors constituting the entire Board, which may not be less than three nor more than nine. Accordingly, at the Annual Meeting, nine directors will be elected to serve until the next Annual Meeting of Stockholders of the Company and until their successors are duly elected and qualified.
 If any nominee is unable to serve for any reason, the proxy will be voted for a substitute nominee selected by the Board of Directors, or the Board of Di-rectors may elect not to fill the vacancy and reduce the number of directors.
 The following table sets forth information with respect to each nominee for election as a director of the Company. All of the nominees, except for Joseph
R. Buckley, have previously been elected by the stockholders of the Company. The Board of Directors appointed Mr. Buckley effective July 10, 1996.

                          SERVED AS
                          DIRECTOR                    POSITIONS WITH THE COMPANY;
NAME                  AGE   SINCE               BUSINESS EXPERIENCE; OTHER DIRECTORSHIPS
- ----                  --- --------- ----------------------------------------------------------------
Stewart Bainum, Jr.    50   1991    Vice Chairman of the Board since December 1994; Chairman of the
                                    Board from September 1991 to December 1994; Chief Executive
                                    Officer from March 1987 to December 1994; President from March
                                    1987 to September 1991; also Chairman and Chief Executive
                                    Officer of Manor Care, Inc. since March 1987; President of Manor
                                    Care, Inc. since June 1989; Director of Manor Care, Inc. since
                                    1976.
Harold Blumenkrantz    58   1994    Executive Director (Management position) since November 1995;
                                    Secretary, West End Family Pharmacy, Inc. since January 1988;
                                    Secretary, Homestead Pharmacy, Inc. since 1968; Director of Drug
                                    Guild, Inc. since 1986.
Joseph R. Buckley      48   1996    Executive Vice President, Manor Care, Inc. since March 1996;
                                    President, Assisting Living Division of Manor Healthcare Corp.
                                    from June 1995 to March 1996; Senior Vice President, Manor Care,
                                    Inc. from June 1990 to March 1996. Director of In Home Health,
                                    Inc. since October 1995.
Donna L. DeNardo       44   1991    Director, President and Chief Operating Officer since September
                                    1991; Vice President and General Manager from December 1989 to
                                    September 1991; Vice President of Manor Healthcare Corp. (a
                                    wholly owned subsidiary of Manor Care, Inc.) from December 1989 to September 1991; various management positions with Manor
                                    Healthcare Corp. from 1977 through December 1989, including
                                    Senior Regional Director of Nursing Facility Operations and
                                    Nursing Facility Administrator.
Anil K. Gupta          46   1992    Professor of Strategy and Organization, University of Maryland,
                                    College of Business and Management, since 1986.
James A. MacCutcheon   44   1994    Treasurer since 1992; Senior Vice President (Finance), Chief
                                    Financial Officer and Treasurer of Manor Care, Inc. since
                                    October 1987.
James H. Rempe         66   1994    Secretary since 1991; Senior Vice President, General Counsel and
                                    Secretary of Manor Care, Inc. since December 1980. Director of
                                    In Home Health, Inc. since October 1995.
Donald C. Tomasso      51   1991    Chairman of the Board and Chief Executive Officer since December
                                    1994; Vice Chairman of the Board from September 1991 to December
                                    1994; Director of Manor Healthcare Corp. since May 1991 and In
                                    Home Health, Inc. since October 1995; President of Manor
                                    Healthcare Corp. since February 1995; President and Chief
                                    Operating Officer of Manor Healthcare Corp. from May 1991
                                    through January 1995; formerly employed by Marriott Corporation for more than five years, last serving as Executive Vice
                                    President/General Manager, Roy Rogers Division.

                     SERVED AS
                     DIRECTOR                    POSITIONS WITH THE COMPANY;
NAME             AGE   SINCE               BUSINESS EXPERIENCE; OTHER DIRECTORSHIPS
- ----             --- --------- ----------------------------------------------------------------
Marvin Wilensky   68   1992    Founder and Chairman of the Board of Wilmac, Inc. (a private corporation engaged in arranging financing of nursing homes)
                               since March 1991; President and Chief Operating Officer of
                               Hillhaven Corporation from June 1986 to May 1988; Special
                               Advisor to Hillhaven Corporation from May 1988 to October 1990.

              STRUCTURE AND FUNCTIONING OF THE BOARD OF DIRECTORS

 The Board of Directors held four meetings during the fiscal year ended May 31, 1996. During such fiscal year, each incumbent serving attended 75% or more of the aggregate of (1) the total number of meetings of the Board of Directors and (2) the total number of meetings of all Committees on which such director served. The standing committees of the Board include the Audit Committee, the Compensation/Key Executive Stock Option and Appreciation Rights Plan Committee and the Nominating Committee, the current members of which are as follows:

      COMPENSATION/KEY
      EXECUTIVE STOCK OPTION
      AND APPRECIATION RIGHTS
      PLAN COMMITTEE
      -----------------------
      Marvin Wilensky, Chairman
      Stewart Bainum, Jr.
      Anil K. Gupta
      James A. MacCutcheon
      James H. Rempe
      Donald C. Tomasso
      AUDIT COMMITTEE            NOMINATING COMMITTEE
      ---------------            ---------------------------
      Anil K. Gupta, Chairman    Donald C. Tomasso, Chairman
      Marvin Wilensky            Stewart Bainum, Jr.

 The Compensation/Key Executive Stock Option and Appreciation Rights Plan Com-mittee, which held two meetings during the 1996 fiscal year, administers the Key Executive Stock Option and Appreciation Rights Plan and grants stock op-tions and appreciation rights thereunder.
 The Audit Committee, which held three meetings during the 1996 fiscal year, reviews the scope and results of the annual audit, reviews and approves the services and related fees of the Company's independent public accountants, and reviews the Company's internal accounting controls.
 The Nominating Committee, which held two meetings during the 1996 fiscal year, recommends to the Board of Directors the members to serve on the Board of Directors during the ensuing year. The Committee does not consider nominees recommended by stockholders.
 Directors who are full-time employees of the Company or of Manor Care, Inc. (including its subsidiaries) receive no separate remuneration for their serv-ices as directors. The remuneration of all non-employee directors is currently $8,000 per annum, payable monthly, $1,500 per diem for Board meetings attended and $1,000 per diem for Committee meetings attended, except where the Commit-tee meeting is on the same day as a Board meeting. If more than one Committee meeting is attended in any one day, the Committee meeting fee is paid for each meeting. In addition, directors are reimbursed for travel expenses and other out-of-pocket costs incurred in attending meetings.

                      COMPENSATION OF EXECUTIVE OFFICERS

 The following table sets forth certain information concerning the annual and long-term compensation for services in all capacities to the Company for the fiscal years ended May 31, 1996, 1995, and 1994, of Ms. DeNardo, Mr. DiTrapano, Mr. Macomber and Mr. Thompson (the "Named Officers"), the only ex-ecutive officers of the Company who received compensation from the Company during the fiscal year ended May 31, 1996. All other executive officers of the Company also serve as officers of Manor Care, Inc. and are compensated by Manor Care, Inc.

                          SUMMARY COMPENSATION TABLE

                                                      LONG-TERM
                             ANNUAL COMPENSATION     COMPENSATION
                         --------------------------- ------------
                                                        STOCK
       NAME AND                                        OPTIONS       ALL OTHER
  PRINCIPAL POSITION     YEAR  SALARY   BONUS  OTHER  SHARES(#)   COMPENSATION(1)
  ------------------     ---- -------- ------- -----  ---------   ---------------
Donna L. DeNardo         1996 $186,101 $82,815  (2)     20,000        $10,924
President and Chief      1995  169,762  83,523  (2)     30,000          9,000
Operating Officer        1994  151,919  85,483  (2)     25,000          9,838
Vincent C. DiTrapano     1996 $147,245 $68,174  (2)     12,500        $50,461(3)
Senior Vice President,   1995  134,826  57,235  (2)     17,000            775
Operations               1994  103,461  46,557  (2)     10,000           -
Scott T. Macomber        1996 $127,067 $46,634  (2)     10,000        $ 7,409
Vice President,          1995  118,885  47,435  (2)     15,000          7,197
Finance                  1994  112,538  52,633  (2)     10,000          6,672
Stephen A. Thompson (4)  1996 $105,447 $36,906  (2)     10,500        $ 4,024
Vice President, Human    1995    -        -      -        -              -
Resources and Adminis-
 tration                 1994    -        -      -        -              -

- ----------------
(1) Represents amounts contributed by the Company for fiscal 1996, 1995, and 1994 for the Named Officers under the Manor Care, Inc. Retirement Savings and Investment Plan (the "401(k) Plan") and the Manor Care, Inc. Nonqualified Retirement Savings and Investment Plan (the "Nonqualified Savings Plan"), which provide retirement and other benefits to eligible employees, including the above Named Officers. During fiscal 1996, the Company contributed $3,645 for Ms. DeNardo, $713 for Mr. DiTrapano, $2,487 for Mr. Macomber and $2,012 for Mr. Thompson under the 401(k) Plan; and, $7,279 for Ms. DeNardo, $1,070 for Mr. DiTrapano, $4,923 for Mr. Macomber and $2,012 for Mr. Thompson under the Nonqualified Savings Plan.
(2) The value of perquisites and other compensation does not exceed the lesser of $50,000 or 10% of the amount of annual salary and bonus paid to the Named Officers.
(3) Includes $48,678 related to expenses incurred by the Company with respect to Mr. DiTrapano's prior residence (see "Certain Transactions"), including the difference between the guaranteed and actual sale price of the residence and a gross-up in Mr. DiTrapano's income to account for income tax liability to Mr. DiTrapano for such amount.
(4) Mr. Thompson became employed by the Company in February, 1992 and was designated an executive officer upon his election to Vice President, Human Resources and Administration, in August, 1995.

 Donald C. Tomasso is Chairman and Chief Executive Officer of the Company. Mr. Tomasso also serves as President of Manor Healthcare Corp., a subsidiary of Manor Care, Inc. Manor Healthcare Corp. owns 11,500,000 shares of the Company's Common Stock. (See "Security Ownership of Principal Stockholders and Management" above). Mr. Tomasso receives no compensation from the Company.
 The Company's Board of Directors and stockholder adopted the Company's Key Executive Stock Option and Appreciation Rights Plan (the "Stock Option Plan") in September 1991. Under the Stock Option Plan, 1,000,000 shares of Common Stock have been reserved for issuance upon exercise of options granted there-under. Under the Plan, the Company may treat an exercise of a stock option as a stock appreciation right.
 The following tables set forth certain information at May 31, 1996, and for the fiscal year then ended, concerning stock options granted to the Named Of-ficers. None of the Named Officers exercised stock options pertaining to the Common Stock of the Company during the 1996 fiscal year. All Common Stock fig-ures and exercise prices have been adjusted to reflect stock dividends and stock splits effective in prior fiscal years.

                      STOCK OPTION GRANTS IN FISCAL 1996

                                                                        POTENTIAL REALIZABLE
                                                                          VALUE AT ASSUMED
                                                                        ANNUAL RATE OF STOCK
                                                                         PRICE APPRECIATION
                                    INDIVIDUAL GRANTS                    FOR OPTION TERM (1)
                      ------------------------------------------------- ---------------------
                                   PERCENTAGE OF
                                   TOTAL OPTIONS
                                   GRANTED TO ALL
                      NUMBER OF      EMPLOYEES     EXERCISE
                       OPTIONS       IN FISCAL    BASE PRICE EXPIRATION
   NAME                GRANTED          1996      PER SHARE     DATE      5%(2)      10%(3)
   ----               ---------    -------------- ---------- ---------- ---------- ----------
Donna L. DeNardo      20,000"C"(4)     18.35%       $19.88    12/15/05  $  250,000 $  633,600
Vincent C. DiTrapano  12,500"C"(4)     11.47%       $19.88    12/15/05  $  156,250 $  396,000
Scott T. Macomber     10,000"C"(4)      9.17%       $19.88    12/15/05  $  125,000 $  316,800
Stephen A. Thompson    3,750"A"(4)      3.44%       $16.56    06/29/00  $   17,175 $   37,913
                       3,750"B"(4)      3.44%       $16.56    06/29/05  $   39,038 $   98,963
                       3,000"C"(4)      2.75%       $19.88    12/15/05  $   37,500 $   95,040

- ----------------
(1) The dollar amounts under these columns are the result of calculations at the 5% and 10% rates set by the Securities and Exchange Commission and therefore are not intended to forecast future possible appreciation, if any, of the Company's stock price. Since options are granted at market price, a zero percent gain in the stock price will result in no realizable value to the option holders.
(2) A 5% per year appreciation in stock price from $16.56 share yields $21.14 on the expiration date of "A" options, and $26.97 on the expiration date of "B" options. A 5% per year appreciation in the stock price from $19.88 per share yields $32.38 on the expiration date of the "C" options.
(3) A 10% per year appreciation in stock price from $16.56 per share yields $26.67 on the expiration date of "A" options and $42.95 on the expiration date of "B" options. A 10% per year appreciation in the stock price from $19. 88 per share yields $51.56 on the expiration date of the "C" options.
(4) The "A" options vest at the rate of 33 1/3% per year commencing on the second through the fourth anniversaries of the date of the stock option grant. The "B" options vest at the rate of 10% per year commencing on the second through fifth anniversaries of the date of the stock option grant and 20% per year on the sixth through eighth anniversaries. The "C" options vest at a rate of 20% per year commencing on the first through the fifth anniversaries of the date of the stock option grant.

                         FISCAL YEAR-END OPTION VALUES

                                                  VALUE OF UNEXERCISED
                        NUMBER OF UNEXERCISED     IN-THE-MONEY OPTIONS
                       OPTIONS AT MAY 31, 1996     AT MAY 31, 1996(1)
                      ------------------------- -------------------------
   NAME               EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
   ----               ----------- ------------- ----------- -------------
Donna L. DeNardo        40,833       114,167     $290,731     $957,861
Vincent C. DiTrapano     1,000        38,500     $ 12,250     $332,000
Scott T. Macomber       25,500        59,500     $167,440     $486,910
Stephen A. Thompson      1,000        14,500     $ 10,250     $ 98,600

- ----------------
(1) The closing price of the Company's Common Stock, as reported by the National Association of Securities Dealers Automated Quotation System-National Market System (NASDAQ-NMS) on May 31, 1996 was $23.00. The value is calculated on the basis of the difference between the option exercise price and $23.00, multiplied by the number of shares of Common Stock underlying the option.

EMPLOYMENT AGREEMENTS
 Under the terms of an agreement between Donna L. DeNardo and the Company, her annual salary is presently $215,000. The agreement currently extends through December 1, 1999. Ms. DeNardo is entitled to an annual bonus of up to 80% of her base compensation based on the performance of the Company, of which Ms. DeNardo serves as President and Chief Operating Officer.

 Under the terms of an agreement between Vincent C. DiTrapano and the Company, his annual salary is presently $158,900. The agreement currently extends through December 1, 1997. Mr. DiTrapano is entitled to an annual bonus of up to 70% of his base compensation based on the performance of the Company, of which Mr. DiTrapano is Senior Vice President, Operations.

RETIREMENT PLANS
 Effective January 1, 1992, the Company adopted the Manor Care, Inc. Retire-ment Savings and Investment Plan (the "401(k) Plan"), a defined contribution retirement, saving and investment plan maintained by Manor Care, Inc. for its employees and the employees of its participating affiliated companies. The 401(k) Plan is qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and includes a cash or deferred arrangement un-der Section 401(k) of the Code. All employees age 21 or over with at least one year of service, and who have worked at least 1,000 hours during the year, are eligible to participate. Subject to certain non-discrimination requirements, each employee may contribute an amount to the 401(k) Plan on a pre-tax basis up to 15% of the employee's salary, but not more than the current federal limit of $9,500. The Company will match contributions made by its employees subject to certain limitations described in greater detail below. The amount of the match will be equal to a percentage of the amount of salary reduction contribution made on behalf of a participant during the plan year based upon a formula that involves the profits of Manor Care, Inc. for the year and the number of years of service of the participant. In no event will the Company make a matching contribution which exceeds 6% of a participant's salary. Amounts contributed by the Company pursuant to the 401(k) Plan for the fiscal years ended May 31, 1996, 1995 and 1994 for the Named Officers are included in the Summary Compensation Table under the column headed "All Other Compensa-tion."
 Effective January 1, 1992, the Company adopted the Manor Care, Inc. Nonquali-fied Retirement Savings and Investment Plan (the "Nonqualified Savings Plan") maintained by Manor Care, Inc. for its employees and the employees of its par-ticipating affiliated companies. Certain select highly compensated members of the management of the Company are eligible to participate in the Nonqualified Savings Plan. The Nonqualified Savings Plan mirrors the provisions of the 401(k) Plan, to the extent feasible, and is intended to provide the partici-pants with a pre-tax savings vehicle to the extent that pre-tax savings are not permissible under the 401(k) Plan as a result of various governmental reg-ulations, such as non-discrimination testing. All of the Named Officers have elected to participate in the Nonqualified Savings Plan. Amounts contributed by the Company pursuant to the Nonqualified Savings Plan for the fiscal years ended May 31, 1996, 1995, and 1994 for the Named Officers are included in the Summary Compensation Table under the column headed "All Other Compensation."
 The Company match under the 401(k) Plan and the Nonqualified Savings Plan is limited to a maximum aggregate of 6% of the annual salary of a participant. Effective December 1993, participants were given the right to elect to receive the Company matching contribution either in Manor Care, Inc. stock or cash or a combination. Likewise, participant contributions under the two plans may not exceed the aggregate of 15% of the annual salary of a participant.
 Effective January 1, 1992, the Company adopted a non-contributory Cash Accu-mulation Retirement Plan (the "CARP") maintained by Manor Care, Inc. for its employees and the employees of its participating affiliated companies. The CARP is qualified under Section 401(a) of the Code. All employees age 21 or over and who have worked for the Company for a twelve month period during which such employee completed at least 1,000 hours are automatically members of the CARP. Each year the account of each employee is adjusted to reflect in-terest at a rate calculated in accordance with the CARP. Amounts accrued under the CARP become fully vested after five years of service. On July 2, 1996, the Board of Directors of Manor Care, Inc. voted to not allow any new participants in the CARP after August 15, 1996, and to discontinue the annual benefit ac-crual by Manor Care, Inc. after December 15, 1996. However, the interest will continue on the balance of a participating employee's account. These changes by Manor Inc., will be applicable to the employees of the Company participat-ing in the CARP. Until December 31, 1996, the annual benefit accrual made by the Company will be based on salary as follows:

                               BASE PERCENTAGE BASE PERCENTAGE BASE PERCENTAGE
                                 IF AGE PLUS     IF AGE PLUS     IF AGE PLUS
                                 SERVICE IS      SERVICE IS      SERVICE IS
                                LESS THAN 45      45 TO 54       55 OR MORE
                               --------------- --------------- ---------------
First $12,000                          3%            3.5%              4%
Next $6,000                            2%            2.5%              3%
Additional Compensation up to
 $100,000                              1%            1.5%              2%

                    COMPENSATION/KEY EXECUTIVE STOCK OPTION
                      AND STOCK APPRECIATION RIGHTS PLAN
                  COMMITTEE REPORT ON EXECUTIVE COMPENSATION

 The compensation philosophy of Vitalink Pharmacy Services, Inc. ("the Compa-ny") is to be competitive with the leading service companies and selected di-rect competitors in the marketplace, to attract, retain and motivate a highly qualified workforce, and to provide career opportunities. The Company uses various compensation surveys, primarily conducted and evaluated by independent consultants, to provide data to support the development of competitive compen-sation plans which reinforce this philosophy. Summary data on service compa-nies of similar size participating in each survey are utilized as the basis for the evaluations. This philosophy is applied by the Compensation/Key Execu-tive Stock Option and Appreciation Rights Plan Committee of the Board of Di-rectors (the "Committee") in determining compensation for the Chief Operating Officer ("COO") and executive officers. In evaluating the COO's performance, the Committee, in addition to financial performance, considers factors impor-tant to the Company such as ethical business conduct, progress against the Company's strategic plan objectives, management succession planning, customer service satisfaction and the general overall perception of the Company by fi-nancial leaders and customers. Donald C. Tomasso is Chief Executive Officer ("CEO") of the Company and is also President of Manor Healthcare Corp., a sub-sidiary of Manor Care, Inc. Mr. Tomasso does not receive any compensation from the Company for his services as CEO. Donna L. DeNardo is COO of the Company. Ms. DeNardo's base salary paid in fiscal 1996 is shown under the heading "Sal-ary" in the Summary Compensation Table.
 The Committee is responsible for setting and administering the policies which govern executive compensation and the stock-based programs of the Company. The members of the Committee are Messrs. Wilensky (Chairman), Bainum, Jr., Gupta, MacCutcheon, Rempe and Tomasso.
 Compensation of the Company's officers is reviewed annually by the Committee. Changes proposed for these employees are evaluated and approved by the Commit-tee on an individual basis.
 There are three components in the Company's executive compensation program:

 1. Base salary
 2. Cash bonus
 3. Long-term incentive compensation (stock options and stock appreciation rights)

 The Committee continues to believe that compensation for the COO and other executive officers should be weighted in favor of more "pay at risk" or "vari-able pay."

BASE SALARY
 Base salary is the only component that is not variable. Scope and complexity of the position as well as external market factors are used to determine base salary levels. Salary changes are based on guidelines established for all em-ployees using individual performance to determine the change.

CASH BONUS
 A cash bonus based on growth in revenues and profit is used to focus manage-ment attention on these areas.

LONG-TERM INCENTIVE COMPENSATION (STOCK OPTIONS AND STOCK APPRECIATION RIGHTS)
 Long-term compensation comprised of stock options and stock appreciation rights (SARs) have been established to focus attention on the Company's and stockholders' long-term goals and to increase ownership and retention in the Company's stock.
 The Committee has granted stock options and SARs with a vesting schedule of up to eight years in order to retain management and focus option holders on the long-term goals of the Company to be more closely aligned with the inter-ests of stockholders. If the proposed Vitalink Pharmacy Services, Inc. 1996 Long-Term Incentive Plan is approved by the stockholders at the Annual Meet-ing, the Committee will have the discretion to grant restricted shares, incen-tive stock options, nonqualified stock options, stock appreciation rights or performance shares as it may determine to be desirable in order to recruit and retain management, to focus the optionees on the long-term goals of the Com-pany and to more closely align their interests with the interests of the stockholders.
 The Committee believes the Company has an overall compensation plan which fulfills current Company philosophy and, in addition, promotes increased shareholder value through performance-based compensation.

IMPACT OF INTERNAL REVENUE CODE SECTION 162(M)
 The Omnibus Budget Reconciliation Act of 1993 disallows, effective January 1, 1994, a federal income tax deduction for compensation, other than certain per-formance-based compensation, in excess of $1 million annually paid by the Com-pany to any currently-serving Named Officer identified in the Summary Compen-sation Table. Stock option awards under the Stock Option Plan qualify as per-formance-based compensation and are exempt from consideration for purposes of calculating the $1 million limit. If the stockholders approve the Vitalink Pharmacy Services, Inc. 1996 Long-Term Incentive Compensation Plan at the An-nual Meeting, appropriate steps will be taken to qualify awards made thereaf-ter as performance-based compensation and thus be exempt from consideration for purposes of calculating the $1 million limit and the Stock Option Plan will be terminated, except as to possible reissuance of forfeited shares. No individual named in the Summary Compensation Table is likely to receive com-pensation in fiscal 1997 which would exceed such amount. The Committee intends to monitor the Company's compensation programs with respect to such laws.

        COMPENSATION/KEY EXECUTIVE STOCK OPTION AND STOCK APPRECIATION
                             RIGHTS PLAN COMMITTEE

                           Marvin Wilensky, Chairman
                              Stewart Bainum, Jr.
                                 Anil K. Gupta
                             James A. MacCutcheon
                                James H. Rempe
                               Donald C. Tomasso

                     PERFORMANCE GRAPH-SHAREHOLDER RETURN

 The following Performance Graph compares the yearly percentage change in the cumulative total stockholder return on the Company's Common Stock against the cumulative total return on the S&P 500 Stock Index and the S&P Health Care Composite Index for the fiscal years ended May 31, 1996, 1995, 1994, 1993 and 1992, the only full or partial fiscal years since the Company's initial public offering on March 3, 1992. The Performance Graph assumes reinvestment of divi-dends, where applicable.

                COMPARISON OF FIVE YEAR CUMULATIVE RETURN AMONG
    VITALINK PHARMACY SERVICES, INC., S&P 500 AND S&P HEALTH CARE COMPOSITE



                       [PERFORMANCE CHART APPEARS HERE]


Assumes $100 invested on March 3, 1992, in the Common Stock of Vitalink Phar-macy Services, Inc., the S&P 500 Index and the S&P Health Care Composite. To-tal return assumes reinvestment of dividends, where applicable.

                         03/03/92 05/31/92 05/31/93 05/31/94 05/31/95 05/31/96
                         -------- -------- -------- -------- -------- --------
Vitalink Pharmacy
 Services, Inc.            $100     $ 83     $ 64     $ 57     $ 96     $131
S&P 500                    $100     $104     $116     $121     $146     $187
S&P Health Care
 Composite                 $100     $ 96     $ 84     $ 83     $113     $161

- ----------------
Prior to fiscal year 1995, the Company selected a peer group for comparison purposes which consisted of Omnicare, Inc., Choice Drug Systems, Inc., Medisys, Inc. and Synetic, Inc. Due to the acquisition of Medisys and Synetic by others during fiscal year 1995, the Company has elected to use a published industry index, the S&P Health Care Composite, in place of a peer group.

             PROPOSED APPROVAL OF VITALINK PHARMACY SERVICES, INC.
                         1996 LONG-TERM INCENTIVE PLAN

GENERAL
 The Stock Option Plan, which became effective in 1991, provides for the issu-ance of up to 1,000,000 shares of Common Stock pursuant to non-qualified stock options and stock appreciation rights ("SARs"). As of July 10, 1996, there re-mained for issuance a total of 493,900 shares pursuant to the Stock Option Plan. On July 10, 1996, the Board adopted the Vitalink Pharmacy Services, Inc. 1996 Long-Term Incentive Plan (the "Incentive Plan") for key employees (in-cluding officers) of the Company and its subsidiaries subject to approval of the Incentive Plan by the affirmative vote of the holders of a majority of the number of shares of Common Stock present in person, or by proxy at the Annual Meeting. Upon stockholder approval of the Incentive Plan, the Stock Option Plan will terminate, except as to possible reissuance of forfeited shares. The Incentive Plan authorizes the awarding of a maximum of 493,900 shares

(subject to adjustment for stock splits and similar capital changes) of Common Stock to eligible employees as described in greater detail below. Thus, if the Incentive Plan is approved by the stockholders at the Annual Meeting, there will be no increase in shares available for issuance pursuant to the Incentive Plan over shares remaining available for issuance pursuant to the Stock Option Plan.
 The continuing growth and development and financial success of the Company and its subsidiaries are dependent upon ensuring the best possible management. The Board believes the Incentive Plan will be an important aid to the Company in attracting and retaining individuals of outstanding abilities and in re-warding them for the continued profitable performance of the Company and its subsidiaries.
 The types of awards that may be granted under the Incentive Plan are re-stricted shares, incentive stock options, nonqualified stock options, stock appreciation rights and performance shares. The Incentive Plan provides that over the next ten years restricted shares, incentive stock options, nonquali-fied stock options, stock appreciation rights, and/or performance shares in-volving up to 493,900 shares (subject to adjustment for stock splits, and sim-ilar capital changes) of Common Stock may be granted. Common Stock issued un-der the Incentive Plan may be authorized and unissued stock, treasury stock or stock purchased on the open market (including private transactions). To the extent that an award lapses or the rights of a participant to whom it was granted terminate, any shares of Common Stock subject to the award will again be available for awards under the Incentive Plan. The following description of the Incentive Plan is qualified in its entirety by reference to the Vitalink Pharmacy Services, Inc. 1996 Long-Term Incentive Plan, a copy of which is at-tached as Exhibit A to this Proxy Statement. The amount of compensation that will accrue to the participants pursuant to the Incentive Plan, if approved by the stockholders at the Annual Meeting, is not currently determinable.
 The Incentive Plan was drafted to obtain the benefits of the exemption from
Section 16(b) of the Securities Exchange Act of 1934 (the "Exchange Act") pro-vided by Rule 16b-3. Section 16(b) of the Exchange Act provides, among other things, that an officer who purchases and sells the stock of the corporation which employs him within a six month period is liable to the corporation for the difference between the purchase price and sale price. Rule 16b-3 promul-gated under the Exchange Act provides that the acquisition of stock by an of-ficer of the corporation under an incentive plan, pursuant to certain require-ments, does not constitute a "transaction" subject to Section 16(b) of the Ex-change Act.

ADMINISTRATION
 The Incentive Plan provides that it will be administered by a Key Executive Stock Option Plan Committee of the Board (the "Committee"), which establishes the conditions of each grant made under the Incentive Plan and determines which key employees will receive awards as well as the type and amount of each award. Members of the Committee shall be non-employee directors as defined in Rule 16b-3 and are not eligible to receive awards under the Incentive Plan.

ELIGIBILITY
 Key employees of the Company and its subsidiaries (including employees who are members of the Board, but excluding directors who are not employees) who, in the opinion of the Committee, are mainly responsible for the continued growth and development and financial success of the business of the Company or one of its subsidiaries are eligible to be granted awards under the Incentive Plan. Subject to the provisions of the Incentive Plan, the Committee shall from time to time select from such eligible persons those to whom awards shall be granted and determine the number of shares to be granted. Because eligibil-ity is determined by these subjective criteria, it is not possible at this time to determine (except as to awards described in the following paragraph) either the number of employees eligible to participate in the Incentive Plan or the amount of awards which will be made.
 At its July 10, 1996 meeting, the Committee granted to Donna DeNardo options to purchase 18,300 shares, including 4,575 shares pursuant to Incentive Stock Options, to Vincent C. DiTrapano options to purchase 10,200 shares, including 2,550 shares pursuant to Incentive Stock Options, to Scott Macomber options to purchase 8,700 shares, including 2,175 shares pursuant to Incentive Stock Op-tions, to Stephen A. Thompson options to purchase 5,900 shares, including 1,475 shares pursuant to Incentive Stock Options and to two other key employ-ees options to purchase a total of 5,900 shares, including 1,475 shares pursu-ant to Incentive Stock Options, all under the Incentive Plan. All of such awards will vest at the rate of twenty percent per year for the first five years, expire ten years after the date of the award and are exercisable at $23.75 per share with respect to both nonqualified stock options and Incentive Stock Options. Exercisability of such awards is subject to stockholder ap-proval of the Incentive Plan at the Annual Meeting.

RESTRICTED SHARES
 Restricted share awards are shares of Common Stock bearing restrictive leg-ends prohibiting their sale, transfer, pledge or hypothecation until the expi-ration of a restriction period of not more than ten years set at the time of grant. In addition or in lieu of a restriction period, the Committee may es-tablish a performance goal which must be achieved as a condition to retention of the award. The recipient of an award is entitled to receive dividends and vote the restricted shares, unless forfeited.

STOCK OPTIONS
 Options granted under the Incentive Plan may be either Incentive Stock Op-tions, as defined in the Internal Revenue Code, as amended, or options which do not so qualify ("nonqualified options"). At the time an option is granted, the Committee determines the number of shares of Common Stock subject to each stock option, the manner and time of exercise, and the vesting schedule. No options granted under the Incentive Plan may be exercised more than 10 years after date of grant; however, Incentive Stock Options granted to a Ten Percent Shareholder (as defined) may not be exercised more than 5 years after the date of grant. The option price per share for stock options will be set in the grant, but will be equal to or greater than the fair market value of a share of Common Stock on the date of grant, except with respect to an Incentive Stock Option granted to a Ten Percent Shareholder (as defined) shall be at least 110% of the fair market value on the date of grant. The option exercise price may be paid with cash and/or shares of Common Stock. Options will be ev-idenced by stock option agreements in a form approved by the Committee and are not transferable except by will or descent. Under the Plan, no Covered Em-ployee (as defined in Section 162(m)(3) of the Internal Revenue Code) may be granted more than 100,000 shares of Stock Options during any calendar year. With respect to Incentive Stock Options granted to any employee, the aggregate fair market value determined on the date of grant with respect to which any Incentive Stock Option is first exercisable shall not exceed $100,000.
 The granting of an option does not entitle the participant to any dividends, voting or other rights of a stockholder, unless and until the participant re-ceives stock upon exercise of the option. The Committee may limit an option by restricting its exercise in whole or in part for specified periods.
 Incentive Stock Options are not transferrable except by will or the laws of descent and distribution. With respect to nonqualified options, the Committee may impose such restrictions on transferability as it may determine.

STOCK APPRECIATION RIGHTS
 An SAR is the right to receive payment for the appreciation in value of one share of Common Stock over a specified price. An SAR may be granted either in tandem with a stock option award or independently. If the SAR is granted in tandem with a stock option award, the payment is measured by the excess of the fair market value of the Common Stock at the time of exercise over the option price (which can not be less than the fair market value of the stock at the time of grant). If the SAR is granted independent of a stock option, the Com-mittee will specify whether the award is a "regular" SAR or whether the award is a "book value" SAR. If the award is a "regular" SAR, the payment is mea-sured by the excess of the fair market value of the stock at the time of exer-cise over the fair market value at the time of grant. If the award is a "book value" SAR, the payment is measured by the excess of the book value of the Common Stock at the time of exercise over the book value of the Common Stock at the time of grant.
 Stock appreciation payments, at the election of the participant, may be made in cash or Common Stock or a combination of both. The Committee must approve any election to receive cash.
 An SAR issued pursuant to an option cannot be exercised less than six months after the grant; an SAR issued independently is subject to the terms and con-ditions established on grant. SARs are deemed to be exercised on the last day of the Exercise Period, if not previously exercised, which may not extend more than ten years beyond the date of grant. The Committee may impose such re-strictions on transferability of SARs as it may determine.
 The granting of an SAR does not entitle the participant to any dividend, vot-ing or other rights of a stockholder, unless and until the participant re-ceives stock upon the exercise of an SAR. SARs which are not exercisable imme-diately upon being granted may be made immediately exercisable upon the occur-rence of retirement or disability, as determined by the Committee in its sole discretion. Under the Plan, no Covered Employee (as defined in Section 162(m)(3) of the Internal Revenue Code) may be granted more than 100,000 SARs during any calendar year.

PERFORMANCE SHARES
 A performance share award involves the grant of a right to receive a speci-fied number of shares of the Common Stock upon satisfaction of certain perfor-mance-related objectives specified in the granting instrument. The perfor-mance-related objectives may relate to the individual, the Company, a depart-ment or a division of the Company and/or a group or class of participants. The measuring period used to establish the performance criteria will be specified by the Committee at the time of grant and may be subsequently waived or re-duced, or the performance criteria may be adjusted, upon the occurrence of events determined by the Committee in its sole discretion to justify such waiver, reduction or adjustment. Under the Plan, no Covered Employee (as de-fined in Section 162(m)(3) of the Internal Revenue Code) may be granted more than 100,000 shares of Performance Shares during any calendar year.

RETIREMENT OR DISABILITY
 The Committee may, in its discretion, waive the forfeiture, termination or lapse of an award in the event of retirement or disability of the participant.

INCOME TAX CONSEQUENCES
 The Federal income tax consequences of an award under the Incentive Plan de-pend on the type of award, as discussed below. The grant of a restricted share award or a performance share award does not immediately produce taxable income to a recipient or a tax deduction to the Company. However, at the time the re-strictions expire or the performance objectives have been achieved, as the case may be, a recipient will recognize taxable ordinary income in an amount equal to the fair market value of the stock on the date the restrictions ex-pire or the performance criteria are achieved and the Company will be entitled to a corresponding income tax deduction. In the case of a restricted share award, during the restriction period, a recipient will be taxed on the divi-dends received from the restricted shares as additional compensation, and the Company will be entitled to a corresponding compensation deduction.
 Generally, a recipient of an incentive stock option will not recognize tax-able income at the time of grant or exercise and the Company will not be enti-tled to an income tax deduction. Provided the minimum holding periods are sat-isfied, any gain on a disposition of stock acquired through an incentive stock option will be taxable to a recipient as long-term capital gain. If the mini-mum holding periods are not satisfied, a recipient will recognize ordinary in-come in the amount of the excess of the fair market value of the stock on the date the option is exercised over the option price, and the Company will be entitled to a corresponding income tax deduction.
 The grant of a nonqualified stock option does not result in taxable income to a recipient or a tax deduction for the Company. Upon exercise, a recipient will recognize taxable ordinary income in an amount equal to the excess of the fair market value of the stock on the date of exercise over the option price, and the Company will be entitled to a corresponding income tax deduction.
 A recipient of a stock appreciation right will not recognize taxable income at the time the right is granted, and the Company will not be entitled to a tax deduction. However, ordinary taxable income will be recognized by a recip-ient and a corresponding deduction will be taken by the Company, at the time of exercise, in an amount equal to the cash and the fair market value of the stock received.

AMENDMENT AND TERMINATION
 The Board of Directors may at any time and from time to time alter, amend, suspend or terminate the Incentive Plan in whole or in part, except (i) any such action affecting options granted or to be granted under the Incentive Plan which are intended to qualify as Incentive Stock Options shall be subject to stockholder approval to the extent such stockholder approval is required pursuant to Section 422 of the Internal Revenue Code and (ii) no such action may be taken without the consent of the participant to whom any award has been granted, which adversely affects the rights of such participant concerning such award, except as such termination or amendment of the Incentive Plan is required by statute, or rules and regulations promulgated thereunder.
 The Incentive Plan terminates on July 10, 2006. Awards may be granted under the Incentive Plan at any time and from time to time prior to the termination of the Incentive Plan. Any award outstanding at the time the Incentive Plan is terminated shall remain in effect until said award is exercised or expires.

VOTE REQUIRED
 Approval of the Incentive Plan requires approval by the holders of a majority of the shares of Common Stock present in person or by proxy at the Annual Meeting.
 The Board of Directors recommends a vote FOR the proposal to adopt the Vitalink Pharmacy Services, Inc. 1996 Long-Term Incentive Plan. Proxies re-ceived by the Board of Directors will be so voted unless stockholders specify a contrary choice.

             PROPOSED APPROVAL OF VITALINK PHARMACY SERVICES, INC.
                       1995 EMPLOYEE STOCK PURCHASE PLAN

GENERAL
 On October 12, 1995, the Board of Directors unanimously approved the Vitalink Pharmacy Services, Inc. 1995 Employee Stock Purchase Plan (the "Stock Purchase Plan") subject to approval of the Stock Purchase Plan by a majority of the shares of Common Stock present in person or by proxy at the Annual Meeting.
 The purposes of the Stock Purchase Plan are to build a proprietary interest among employees of the Company and to assist the Company in its goal of re-cruiting and retaining highly qualified employees at all levels of the organi-zation.
 The following description of the Stock Purchase Plan is qualified in its en-tirety by reference to the Vitalink Pharmacy Services, Inc. 1995 Employee Stock Purchase Plan, a copy of which is attached as Exhibit B to this Proxy Statement. The amount of compensation that will accrue to the employees pursu-ant to the Stock Purchase Plan, if approved by the stockholders, is not cur-rently determinable.
 The Stock Purchase Plan authorizes the purchase of a maximum of 100,000 shares (subject to adjustment for stock splits and similar capital changes) of Common Stock to eligible employees.
 The Stock Purchase Plan was drafted to obtain the benefits of the exemption from Section 16(b) of the Securities Exchange Act of 1934 (the "Exchange Act") provided by Rule 16b-3. Section 16(b) of the Exchange Act requires (1) direc-tors, officers and holders of more than ten percent of an issuer's securities file statements with the Securities and Exchange Commission, reporting the purchase or sale of such securities and (2) provides for the recovery by the issuer of any profits realized by such persons resulting from the purchase and sale or sale and purchase of such securities within a period of six months.
Section 16 potentially applies to directors and officers of the Company and stockholders who own 10% or more of the outstanding Common Stock (the "Section 16 Persons"). Generally, each quarterly purchase of Common Stock pursuant to the Stock Purchase Plan on behalf of a participant who is also a Section 16 Person would be deemed to be a new purchase for purposes of Section 16. Thus, a participant who is also a Section 16 Person would be required to file a statement on Form 4 each quarter a purchase was made on his behalf. Further-more, to sell any shares without exposure to Section 16 liability could re-quire a participant who is also a Section 16 Person to terminate his partici-pation in the Plan and wait six months thereafter before selling any shares of Common Stock. Under Rule 16b-3, however, if the Plan is approved by the stock-holders, such a participant would not be required to file a Form 4 each quar-ter if a purchase under the Stock Purchase Plan was made on his behalf, nor would such purchases be subject to the six month trading limitations.

ELIGIBILITY
 Each employee of the Company and its subsidiaries having at least one year of continuous service on the first day of each January, April, July and October (an "Offering Date"), beginning January 1, 1996, is eligible to participate in the Stock Purchase Plan. All employees will be eligible to participate after completing one year of employment. Any employee who immediately after the grant of a right owns 5% or more of the Common Stock or the stock of Manor Care, Inc., however, would not be eligible to participate. The Company pres-ently employs approximately 945 persons, of whom 624 meet the eligibility re-quirements set forth above.

ADMINISTRATION
 The Stock Purchase Plan will be administered by the Board of Directors. Rights will be granted quarterly on each Offering Date, and are exercisable effective on the succeeding last trading day of March, June, September and De-cember, respectively. Eligible employees may purchase shares of Common Stock through accumulation of payroll deductions (of not less than 2% nor more than 10% of compensation, as defined in the Stock Purchase Plan). No Participant shall have the right to purchase shares of Common Stock under the Plan at a rate of more than $25,000 in value in any calendar year, such value to be based on the fair market value of the Common Stock as of the Offering Date on which the Participant becomes eligible to purchase Common Stock in such year under the terms of the Plan. At the end of each three month Offering Period, the Company will contribute cash equal to one-ninth of the employee payroll deductions to the Stock Purchase Plan, and the aggregate employee payroll de-ductions and the Company contribution will be used either by the Company to sell Common Stock to the participants or by the Company's designated agent to purchase Common Stock in the open market. The agent will allocate the pur-chased Common Stock among the employee accounts in proportion to their payroll deductions. The Company will pay the administrative expenses for the purchase of the Common Stock, including broker's commissions, transfer fees and similar costs. On August 5, 1996, the closing price of the Common Stock as reported by the NASDAQ National Market System was $24.25.

AMENDMENT AND TERMINATION
 The Board of Directors may at any time amend or terminate the Stock Purchase Plan except that no action may be made without the approval of stockholders to the extent such approval is required pursuant to Section 423 of the Internal Revenue Service.

INCOME TAX CONSEQUENCES
 Generally, a recipient of stock acquired through the Stock Purchase Plan will not recognize taxable income (and the Company will not be entitled to an in-come tax deduction) until such recipient disposes of the stock. Provided the minimum holding periods are satisfied, upon disposition of stock acquired through the Stock Purchase Plan, the lesser of (1) the excess of the fair mar-ket value of the stock on the date of purchase over the price paid, or (2) the excess of the fair market value of the stock at the time of disposition over the price paid, will be taxable to a recipient as ordinary income (compensa-tion), and the Company will not be entitled to a corresponding income tax de-duction. Any additional gain will be taxable to such recipient as long-term capital gain. If the minimum holding periods are not satisfied, a recipient will recognize ordinary income (compensation) in the amount of the excess of the fair market value of the stock on the date of purchase over the price paid, and the Company will be entitled to a corresponding income tax deduc-tion. Any additional gain will be taxable to such recipient as long-term capi-tal gain.

VOTE REQUIRED
 Approval of the Stock Purchase Plan requires approval by the holders of a ma-jority of the shares of Common Stock present in person or by proxy at the An-nual Meeting.
 The management of the Company recommends a vote FOR the proposal to adopt the Vitalink Pharmacy Services, Inc. 1995 Employee Stock Purchase Plan. Proxies received by the Board of Directors will be so voted unless stockholders spec-ify a contrary choice.

                             CERTAIN TRANSACTIONS

 Pursuant to agreements with Manor Care, Inc., each having a ten-year term commencing June 1, 1991, the Company provides pharmaceutical dispensing, infu-sion therapy and pharmacy consulting services to nursing facilities owned and operated by Manor Care, Inc. and the residents of these facilities. Sales of pharmaceutical and infusion therapy products and services to Manor Care Inc.'s nursing facilities are made at prices charged to other customers. Revenues from sales to Manor Care, Inc. nursing facilities and patients were $64,302,000 in fiscal year 1996. Fees from consulting services to Manor Care, Inc. and Manor Care, Inc. facilities were charged in fiscal year 1996 based on an annual fee per bed and amounted to $2,764,000.
 The Company and Manor Care, Inc. have entered into an Administrative Services Agreement. The agreement has annual renewal terms. Manor Care, Inc. provides various services to the Company, including among others, cash management, pay-roll and payables processing, employee benefit plans, insurance, legal, ac-counting, tax, information systems, and administrative services as required. Substantially all cash received by the Company is immediately deposited in and combined with Manor Care, Inc.'s corporate funds through its cash management system. Similarly, operating expenses, capital expenditures and other cash re-quirements of the Company are paid by Manor Care, Inc. and charged to the Com-pany. For the year ended May 31, 1996, administrative fees of $595,000 were charged based on a time allocation method which Manor Care, Inc. utilized to charge administrative services to all of its subsidiaries.
 Manor Care, Inc. provides insurance coverages for group health, auto, general liability, property, casualty and workers compensation. Manor Care, Inc., through its self-insurance and outside insurance programs, charges the Company based on the relative percentage of insurance costs incurred by Manor Care, Inc. on the Company's behalf. Total insurance costs allocated were $1,777,000 in fiscal year 1996. Management believes that the foregoing charge is a rea-sonable allocation of the costs incurred by Manor Care, Inc. on the Company's behalf.
 The Company leases a portion of its Monticello, Illinois, pharmacy from Manor Care, Inc. under an annual lease which currently expires on March 31, 1997. The annual rental payable under the lease is currently $8,000.
 The Company and Manor Care, Inc. have entered into an Intercompany Debt and Credit Agreement whereby Manor Care, Inc. provides the Company with a Line of Credit of $10,000,000. The Intercompany Debt and Credit Agreement, dated June 1, 1991, is for a five-year term and is automatically renewable unless termi-nated by either party. Manor Care, Inc. will pass through the charges under its own credit facility for the Line of Credit. These charges include a 1/4 percentage point fee on the unused funds and a 1/8 percentage point fee on the entire amount under the Line of Credit. These fees amounted to $38,000 in fiscal year 1996. The interest rate charged on borrowed funds is LIBOR plus 5/8 percentage points. There was no balance outstanding under this agree-ment at May 31, 1996. Pursuant to the agreement, the Company is required to loan to Manor Care, Inc. all of its excess cash. Manor Care, Inc. credited the Company with interest income of $1,001,000 in fiscal year 1996 relating to the average balance "Due from Parent". Interest earned was based on an average three month Treasury bill rate of 5.13% plus 100 basis points in fiscal year 1996. At May 31, 1996, the balance "Due from Parent" was $16,910,000.
 An agreement exists whereby the Company joins with Manor Care, Inc. in the filing of a consolidated federal income tax return. The consolidated provision of Manor Care, Inc., which is computed in accordance with the provisions of SFAS No. 109, is allocated among its subsidiaries on a separate company basis. Accordingly, the Company accrues taxes payable to or benefits receivable from its Parent in the "Due from Parent" account, based on the statutory rate ap-plied to income before taxes after considering appropriate tax credits. De-ferred taxes are recorded for the tax effect of temporary differences between book and tax income.
 In December 1992, the Company entered into an agreement to lease an operating facility from Harold Blumenkrantz, a director and employee of the Company, and Mark Blumenkrantz, his son and also an employee of the Company. Rental ex-penses under the non-cancelable operating lease were $290,000 in the three years ended May 31, 1996. Future minimum lease payments for the lease, which expires in 2002, are $1,883,000 at May 31, 1996.
 In the opinion of management, the foregoing transactions were on terms at least as advantageous to the Company as could have been obtained from non-af-filiated persons.
 In December 1993, the Company loaned $30,000 to Vincent C. DiTrapano, Senior Vice President (Operations) of the Company. In September 1994, the Company loaned an additional $72,000 to Mr. DiTrapano. Both loans were made in connec-tion with Mr. DiTrapano's construction of a residence necessitated by his em-ployment with the Company and relocation to Naperville, Illinois. The $72,000 loan was made as an advance on the equity Mr. DiTrapano had in his prior resi-dence in Reading, Pennsylvania, as indicated by an independent appraisal of the value of the house. Based on the appraisal, the Company guaranteed a sale price of $275,000. Due to adverse market conditions, however, the house was eventually sold for $240,000, $35,000 less than the guaranteed sales price. As a result, the Company forgave $35,000 with respect to Mr. DiTrapano's $72,000 loan. As of August 15, 1996, both loans were paid in full. The interest rate on both loans was 7% per annum.
 In December 1995, the Company paid $500,000 to each Mr. Blumenkrantz in con-sideration of the termination by each Mr. Blumenkrantz of (i) options to pur-chase 50,000 shares of Common Stock and tandem SARs which may, under certain circumstances, be exercised in lieu of the options, and (ii) Guarantee Agree-ments dated December 1, 1992, which guaranteed that such options would have a value of $10 per share in excess of the exercise price. On December 15, 1995, the Company granted to each Mr. Blumenkrantz options to purchase 15,000 shares of Common Stock and tandem SARs which may, under certain circumstances, be ex-ercised in lieu of the options, exercisable from December 1, 1998, through No-vember 30, 1999, at an exercise price of $19.88 per share, and entered into Guarantee Agreements whereby the Company guarantees that such options will have a value of $5 in excess of the exercise price. The Company's guarantee obligations are effective only if the respective Mr. Blumenkrantz has been em-ployed by the Company through November 30, 1998.

               RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

 Arthur Andersen LLP has been the Company's independent public accountants since 1981. In the Spring of 1997, the Board of Directors will select the Company's independent public accountants to audit the accounts of the Company for the current fiscal year. Representatives of Arthur Andersen LLP are ex-pected to be present at the Meeting, and will have an opportunity, if they so desire, to make a statement and will be available to respond to appropriate questions.

                             STOCKHOLDER PROPOSALS

 The Company's 1997 Annual Meeting is presently proposed to be held on October 9, 1997. Stockholder proposals must be submitted to the Secretary no later than May 9, 1997, in order to be eligible for inclusion in the Company's proxy materials for such meetings.

                                OTHER BUSINESS

 As of the date of the Proxy Statement, management does not know of any busi-ness other than that mentioned above which will be presented for considera-tion. However, if any other matters should properly come before the meeting, it is the intention of the persons named in the accompanying form of proxy to vote the proxies in accordance with their judgment on such matters.
 After the business session and a report to the stockholders on the progress of the Company, a discussion period will take place during which stockholders will have an opportunity to discuss matters of interest concerning the Compa-ny.





- ----------------
 A COPY OF THE COMPANY'S 1996 FORM 10-K (EXCLUDING EXHIBITS) FILED WITH THE SECURITIES AND EXCHANGE COMMISSION WILL BE MADE AVAILABLE TO STOCKHOLDERS, WITHOUT CHARGE, UPON WRITTEN REQUEST TO THE VICE PRESIDENT, FINANCE OF VITALINK PHARMACY SERVICES, INC., 1250 EAST DIEHL ROAD, SUITE 208, NAPERVILLE, ILLINOIS 60563. THE REPRODUCTION COST OF UP TO 25c PER PAGE WILL BE CHARGED IF EXHIBITS ARE REQUESTED.

                                   EXHIBIT A

                       VITALINK PHARMACY SERVICES, INC.
                         1996 LONG-TERM INCENTIVE PLAN

                                  SECTION ONE
                        DESIGNATION AND PURPOSE OF PLAN

 The purpose of the Vitalink Pharmacy Services, Inc. 1996 Long-Term Incentive Plan (the "Plan") is to increase the ownership of Company Stock by those offi-cers, professional staff and other key employees who are mainly responsible for the continued growth and development and financial success of the Company and its subsidiaries. Such stock ownership gives such employees a proprietary interest in the Company which induces them to continue in its employ. The Plan also enables the Company to attract and retain such employees and reward them for the continued profitable performance of Vitalink Pharmacy Services, Inc.

                                  SECTION TWO
                                  DEFINITIONS

 The following definitions are applicable herein:
 A. "Award"--Individually or collectively, Options, Stock Appreciation Rights, Performance Shares or Restricted Stock granted hereunder.
 B. "Award Period"--the period of time during which a Stock Appreciation Right which has not been granted pursuant to an Option may be exercised. The Award Period shall be set forth in the document issuing the Stock Appreciation Right to the selected Eligible Employee.
 C. "Board"--the Board of Directors of the Company.
 D. "Book Value"--the book value of a share of Stock determined in accordance with the Company's regular accounting practices as of the last business day of the month immediately preceding the month in which a Stock Appreciation Right is exercised as provided in Section Nine D.
 E. "Code"--the Internal Revenue Code of 1986, as amended. Reference in the Plan to any section of the Code shall be deemed to include any amendments or successor provisions to such section and any regulations promulgated thereun-der.
 F. "Committee"--the Key Executive Stock Option Plan Committee appointed to administer the Plan pursuant to Section Four.
 G. "Company"--Vitalink Pharmacy Services, Inc., including any present or fu-ture "subsidiary corporation" as such term is defined in Section 424(f) of the 1986 Internal Revenue Code, as amended.
 H. "Covered Employee"--an individual described in Section 162(m)(3) of the Code.
 I. "Date of Grant"--the date on which the granting of an Award is authorized by the Committee or such later date as may be specified by the Committee in such authorization.
 J. "Eligible Employee"--any person employed by the Company or a Subsidiary on a regularly scheduled basis who satisfies all of the requirements of Section Six.
 K. "Exercise Period"--the period or periods during which a Stock Appreciation Right is exercisable as described in Section Nine B.
 L. "Fair Market Value"--the fair market value of the Stock as determined in accordance with Section Eight D.
 M. "Incentive Stock Option"--an incentive stock option within the meaning of
Section 422 of the Code.
 N. "Option" or "Stock Option"--either a nonqualified stock option or an In-centive Stock Option granted under Section Eight. It also means any Option which remains after a Participant has exercised his Option with respect to part of the shares covered by a Stock Option Agreement as described in Section Eight B.
 O. "Option Period" or "Option Periods"--the period or periods during which an Option is exercisable as described in Section Eight E.
 P. "Option Price"--the price, expressed on a per share basis, for which the Company Stock can be acquired by the holder of an Option pursuant to the exer-cise of such Option.
 Q. "Participant"--an Eligible Employee of the Company or a Subsidiary who has been granted an Option, a Stock Appreciation Right, a Performance Share Award or a Restricted Stock Award under this Plan.
 R. "Performance Share"--an Award granted under Section Ten.
 S. "Restricted Stock"--an Award granted under Section Seven.

 T. "Stock" and "Company Stock"--the common stock of the Company.
 U. "Stock Appreciation Right"--an Award granted under Section Nine.
 V. "Subsidiary"--any corporation of which fifty percent (50%) or more of its outstanding voting stock or voting power is beneficially owned, directly or indirectly, by the Company.
 W. "Ten Percent Shareholder"--a Participant who, at the Date of Grant, owns directly or indirectly (within the meaning of Section 424(d) of the Internal Revenue Code) stock possessing more then ten percent (10%) of the total com-bined voting power of all classes of stock of the Company or a subsidiary thereof.
 X. Wherever appropriate, words used in this Plan in the singular may mean the plural, the plural may mean the singular and the masculine may mean the femi-nine.

                                 SECTION THREE
               EFFECTIVE DATE, DURATION AND STOCKHOLDER APPROVAL

 A. Effective Date and Stockholder Approval. Subject to the approval of the Plan by a majority of the outstanding shares of Stock voted at the 1996 Annual Meeting of Stockholders, the Plan shall be effective as of July 10, 1996.
 B. Period for Grant of Awards. Awards may be made as provided herein for a period of ten (10) years after July 10, 1996.

                                 SECTION FOUR
                                ADMINISTRATION

 A. Appointment of Committee. The Board of Directors shall appoint one or more Key Executive Stock Option Plan Committees which shall consist of not less than two (2) members of such Board of Directors and which members shall be Non-Employee Directors as defined in Rule 16b-3 under the Securities Exchange Act of 1934, as amended (or such greater number of members which may be re-quired by said Rule 16b-3). In addition, such Board of Directors shall desig-nate a member of the Committee to act as Chairman of the Committee, and such Board of Directors may remove any member of the Committee at any time and ap-point any director to fill any vacancy on the Committee.
 B. Committee Meetings. The Committee shall hold its meetings at such times and places as specified by the Committee Chairman. A majority of the Committee shall constitute a quorum. All actions of the Committee shall be taken by all of the members of the meeting duly called by its Chairman; provided, however, any action taken by a written document signed by a majority of the members of the Committee shall be as effective as action taken by the Committee at a meeting duly called and held.
 C. Committee Powers. Subject to the provisions of this Plan, the Committee shall have full authority in its discretion to (i) designate the Participants to whom Awards shall be granted, (ii) determine the number of shares to be made available under each such Award, (iii) determine the period or periods in which the Participant may exercise such Award (iv) determine the date when such Award expires, (v) determine the price for Stock under such Award, and
(vi) determine the grounds of forfeiture of an Award. The Committee shall have all powers necessary to administer the Plan in accordance with its terms, in-cluding the power to interpret this Plan and resolve all questions arising thereunder. The Committee may prescribe such rules and regulations for admin-istering this Plan as the Committee deems appropriate.

                                 SECTION FIVE
                              GRANT OF AWARDS AND
                LIMITATION OF NUMBER OF SHARES SUBJECT TO AWARD

 The Committee may, from time to time, grant Awards to one or more Eligible Employees, provided that (i) subject to any adjustment pursuant to Section Eleven, the aggregate number of shares of Stock subject to Stock Options, Stock Appreciation Rights, Performance Share Awards or Restricted Stock Awards under this Plan may not exceed 493,900 shares; (ii) to the extent that a Stock Option, Stock Appreciation Right, Performance Share Award or Restricted Stock Award lapses or the rights of the Participant to whom it was granted termi-nate, expire or are cancelled for any other reason, in whole or in part, shares of Stock (or remaining shares) subject to such Award shall again be available for the grant of an Award under the Plan; and (iii) Shares delivered by the Company under the Plan may be authorized and unissued Stock, Stock held in the treasury of the Company or Stock purchased on the open market (includ-ing private purchases) in accordance with applicable securities laws. In de-termining the size of Awards, the Committee shall take into account the re-sponsibility level, performance, potential, and cash compensation level of a Participant, and the Fair Market Value of the Stock at the time of Awards, as well as such other considerations it deems appropriate.

                                  SECTION SIX
                                  ELIGIBILITY

 Key employees of the Company and its Subsidiaries (including employees who are members of the Board, but excluding directors who are not employees) who, in the opinion of the Committee, are mainly responsible for the continued growth and development and financial success of the business of the Company or one or more of its Subsidiaries shall be eligible to be granted Awards under the Plan. Subject to the provisions of the Plan, the Committee may from time to time select from such eligible persons those to whom Awards shall be granted and determine the nature and amount of each Award. No employee of the Company or its Subsidiaries shall have any right to be granted an Award under this Plan. A member of the Committee shall not be eligible for any Award here-under.

                                 SECTION SEVEN
                            RESTRICTED STOCK AWARDS

 A. Grants of Shares of Restricted Stock. An Award made pursuant to this Sec-tion Seven shall be granted in the form of shares of Stock, restricted as pro-vided in this Section Seven. Shares of the Restricted Stock shall be issued to the Participant without the payment of consideration by the Participant. The shares of Restricted Stock shall be issued in the name of the Participant and shall bear a restrictive legend prohibiting sale, transfer, pledge or hypothe-cation of the shares of Restricted Stock until the expiration of the restric-tion period.
 The Committee may also impose such other restrictions and conditions on the shares of Restricted Stock as it deems appropriate.
 B. Restriction Period. At the time a Restricted Stock Award is made, the Com-mittee may establish a restriction period applicable to such Award which shall not be more than ten (10) years. Each Restricted Stock Award may have a dif-ferent restriction period, at the discretion of the Committee. In addition to or in lieu of a restriction period, the Committee may establish a performance goal which must be achieved as a condition to the retention of the Restricted Stock. The performance goal may be based on the attainment of specified types of performance measurement criteria, which may differ as to various Partici-pants or classes or categories of Participants. Such criteria may include, without limitation, the attainment of certain performance levels by the indi-vidual Participant, the Company, a department or division of the Company and/or a group or class of participants. Any such performance goals, together with the ranges of Restricted Stock Awards for which the Participants may be eligible shall be set from time to time by the Committee and shall be timely communicated to the Eligible Employees in advance of the commencement of the performance of services to which such performance goals relate. The total num-ber of shares of Restricted Stock which may be granted to any single Covered Employee under this Plan during any calendar year shall be limited to 100,000.
 C. Forfeiture or Payout of Award. In the event a Participant ceases employ-ment during a restriction period, or in the event performance goals attribut-able to a Restricted Stock Award are not achieved, subject to the terms of each particular Restricted Stock Award, and subject to discretionary action by the Committee as set forth below in Section Thirteen, a Restricted Stock Award is subject to forfeiture of the shares of stock which had not previously been removed from restriction under the terms of the Award.
 Any shares of Restricted Stock which are forfeited will be transferred to the Company.
 Upon completion of the restriction period and satisfaction of any perfor-mance-goal criteria, all restrictions upon the Award will expire and new cer-tificates representing the Award will be issued without the restrictive legend described in Section Seven A. As a condition precedent to receipt of the new certificates, the Participant (or the designated beneficiary or personal rep-resentative of the Participant) will agree to make payment to the Company in the amount of any taxes, payable by the Participant, which are required to be withheld with respect to such shares of Stock.

                                 SECTION EIGHT
                                 STOCK OPTIONS

 A. Grant of Option. One or more Options may be granted to any Eligible Em-ployee. Upon the grant of an Option to an Employee, the Committee shall spec-ify whether the Option is intended to constitute a non-qualified stock option or an Incentive Stock Option. The total number of shares of Stock subject to Options which may be granted to any single Covered Employee under this Plan during any calendar year shall be limited to 100,000.
 B. Stock Option Agreement. Each Option granted under the Plan shall be evi-denced by a written "Stock Option Agreement" between the Company and the Par-ticipant containing such terms and conditions as the Committee determines, in-cluding, without limitation, provisions to qualify Incentive Stock Options as such under Section 422 of the

Code. Such agreements shall incorporate the provisions of this Plan by refer-ence. The date of granting an Option is the date specified in the written Stock Option Agreement which is signed by the Participant and the Company.
 C. Determination of Option Price. The Option price for Stock shall be not less than 100% of the fair market value of the Stock on the date of grant. Notwithstanding the foregoing, in the case of an Option which is designed to qualify as an Incentive Stock Option (as defined in Section 422 of the Code) which is granted to a Ten Percent Shareholder, the Option Price shall not be less than 110% of such fair market value.
 D. Determination of Fair Market Value. The fair market value of the Stock on the date of granting an Option shall be the mean of the high and low prices at which the Stock was sold on the market on such date. In the event no such sales of Stock occurred on such date, the fair market value of the Stock shall be determined by the Committee in accordance with applicable Regulations of the Internal Revenue Service.
 E. Term of Option. The term of an Option may vary within the Committee's dis-cretion; provided, however, that the term of an Option shall not exceed ten
(10) years from the date of granting the Option to the Participant, and, to this end, all Options granted pursuant to this Plan must provide that each such Option cannot be exercised after the expiration of ten (10) years from the date each such Option is granted. Notwithstanding the foregoing, in the case of any Option which is designed to qualify as an Incentive Stock Option (as defined in Section 422 of the Code) which is granted to a Ten Percent Shareholder, the term of such Option may not exceed five (5) years from the date of grant of such Option.
 F. Limitation on Exercise of Option. The Committee may limit an Option by re-stricting its exercise in whole or in part for specified periods.
 G. Method of Exercising an Option. Subject to the terms of a particular Op-tion, a Participant may exercise it in whole or in part by written notice to the Secretary of the Company stating in such written notice the number of shares of Stock such Participant elects to purchase under his Option.
 H. No Obligation to Exercise Option. A Participant is under no obligation to exercise an Option or any part thereof.
 I. Payment for Option Stock. Stock purchased pursuant to an Option shall be paid in full at the time of purchase. Payment may be made (a) in cash, (b) with the approval of the Committee, by delivery to the Company of shares of Stock having an aggregate fair market value equal to the exercise price, or
(c) a combination of (a) and (b). Payment may also be made, in the discretion of the Committee, by delivery (including by facsimile transmission) to the Company or its designated agent of an executed irrevocable Option exercise form together with irrevocable instructions to a broker-dealer to sell (or margin) a sufficient portion of the shares and deliver the sale (or margin loan) proceeds directly to the Company to pay for the exercise price. Upon re-ceipt of payment and subject to paragraph J of this Section Eight, the Company shall, without transfer or issue tax to the Participant or other person enti-tled to exercise the Option, deliver to the Participant (or other person enti-tled to exercise the Option) a certificate or certificates for such shares.
 J. Delivery of Stock to Participant. The Company shall undertake and follow all necessary procedures to make prompt delivery of the number of shares of Stock which the Participant elects to purchase upon exercise of an Option granted under this Plan. Such delivery, however, may be postponed, at the sole discretion of the Company, to enable the Company to comply with any applicable procedures, regulations or listing requirements of any government agency, stock exchange or regulatory authority.
 K. Failure to Accept Delivery of Stock. If a Participant refuses to pay for Stock which he has elected to purchase under his Option, in accordance with the terms of payment, which had previously been agreed upon, his Option shall thereupon, at the sole discretion of the Committee, terminate, and such funds previously paid for unissued Stock shall be refunded. Stock which has been previously issued to the Participant and been fully paid for shall remain the property of the Participant and shall be unaffected by such termination.
 L. Non-Transferability of Options. During the lifetime of a Participant, an Incentive Stock Option granted to him may be exercised only by him. It may not be sold, assigned, pledged or otherwise transferred except by will or by the laws of descent and distribution. In the case of Options which are not Incen-tive Stock Options, the Committee may impose such restrictions on transfera-bility, if any, as it may in its sole discretion determine.
 M. Purchase for Investment

  (a) Written Agreement by Participants. Unless a registration statement under the Securities Act of 1933 is then in effect with respect to the Stock a Participant receives upon exercise of his Option, a Participant shall acquire the Stock he receives upon exercise of his Option for investment and not for resale or distribution and he shall furnish the Company with a written statement to that effect when he exercises his Option and a reference to such investment warranty shall be inscribed on the Stock certificate(s).

  (b) Registration Requirement. Each Option shall be subject to the requirement that, if at any time the Board determines that the listing, registration or qualification of the shares subject to the Option upon any securities exchange or under any state or Federal law is necessary or desirable as a condition of, or in connection with, the issuance of shares thereunder, the Option may not be exercised in whole or in part unless such listing, registration or qualification shall have been effected or obtained (and the same shall have been free of any conditions not acceptable to the Board).

 N. Special Limitations on Exercise of Incentive Stock Options. The aggregate fair market value (determined at the time the Incentive Stock Option is grant-ed) of the Stock with respect to which any Incentive Stock Option is first ex-ercisable during any calendar year shall not exceed $100,000.

                                 SECTION NINE
                           STOCK APPRECIATION RIGHTS

 A. Grant of Stock Appreciation Rights. Stock Appreciation Rights may be granted under the Plan in conjunction with an Option either at the time of grant or by amendment or may be separately awarded. Stock Appreciation Rights shall be subject to such terms and conditions not inconsistent with the Plan as the Committee shall impose. However, the total number of Stock Appreciation Rights which may be granted to a single Covered Employee under this Plan dur-ing any calendar year shall be limited to 100,000.
 B. Right to Exercise; Exercise Period. A Stock Appreciation Right issued pur-suant to an Option shall be exercisable to the extent the Option is exercis-able. A Stock Appreciation Right issued independent of an Option shall be ex-ercisable pursuant to such terms and conditions established in the grant.
 C. Automatic Redemption of Unexercised Stock Appreciation Rights. If on the last day of the Option Period, in the case of a Stock Appreciation Right granted pursuant to an Option, or the specified Award Period, in the case of a Stock Appreciation Right issued independent of an Option, the Participant has not exercised such Stock Appreciation Right, then such Stock Appreciation Right shall be automatically redeemed by the Company for an amount equal to the payment that would otherwise have been made to the Participant if the Par-ticipant had chosen to exercise the Stock Appreciation Right on the last day of the Option Period or the specified Award Period, as the case may be.
 D. Rights Upon Exercise. An exercisable Stock Appreciation Right granted pur-suant to an Option shall entitle the Participant to surrender unexercised the Option or any portion thereof to which the Stock Appreciation Right is at-tached, and to receive in exchange for the Stock Appreciation Right a payment (in cash or Stock or a combination thereof as described below) equal to the Fair Market Value of one share of Stock at the date of exercise minus the Op-tion Price times the number of shares called for by the Stock Appreciation Right (or portion thereof) which is so exercised. With respect to the issuance of Stock Appreciation Rights which are not granted pursuant to an Option, the Committee shall specify upon the Date of the Grant of the Stock Appreciation Right whether the Stock Appreciation Right is a "regular" Stock Appreciation Right or a "book value" Stock Appreciation Right. Upon the exercise of a regu-lar Stock Appreciation Right, the Participant will receive a payment equal to the Fair Market Value of one share of Stock at the date of exercise minus the Fair Market Value of one share of Stock as of the Date of Grant of the Stock Appreciation Right times the number of shares called for by the Stock Appreci-ation Right (or portion thereof) which is so exercised. Upon the exercise of a book value Stock Appreciation Right, the Participant will receive a payment equal to the Book Value of one share of Stock at the date of exercise minus the Book Value of one share of Stock as of the Date of the Grant of the Stock Appreciation Right times the number of shares called for by the Stock Appreci-ation Right (or portion thereof) which is so exercised.
 The value of any Stock to be received upon exercise of a Stock Appreciation Right shall be the Fair Market Value of the Stock on such date of exercise. To the extent that a Stock Appreciation Right issued pursuant to an Option is ex-ercised, such Option shall be deemed to have been exercised, and shall not be deemed to have lapsed.
 E. Transferability. The Committee may impose such restrictions on transfera-bility of Stock Appreciation Rights, if any, as it may in its sole discretion determine.

                                  SECTION TEN
                              PERFORMANCE SHARES

 A. Grant of Performance Share Units. Awards made pursuant to this Section Ten shall be granted in the form of Performance Shares, subject to such terms and conditions not inconsistent with the Plan as the Committee shall impose. Per-formance Shares shall be issued to the Participant without the payment of con-sideration by the Participant.

Awards shall be based on the attainment of specified types and combination of performance measurement criteria, which may differ as to various Participants or classes or categories of Participants. Such criteria may include, without limitation, the attainment of certain performance levels by the individual Participant, the Company, a department or division of the Company and/or a group or class of Participants. Such criteria, together with the ranges of Performance Shares from which employees may be eligible shall be set from time to time by the Committee and shall be communicated to the Eligible Employees. The total number of Performance Shares which may be granted to any single Cov-ered Employee under this Plan during any calendar year shall be limited to 100,000.
 B. Performance Period. The measuring period to establish the performance cri-teria set forth in a Performance Share Award shall be determined by the Com-mittee. A Performance Share Award may initially provide, or the Committee may at any time thereafter, but no more frequently than once in any six (6) month period, amend it to provide, for waiver or reduction of the measuring period and, if appropriate, for adjustment of the performance criteria set forth in the Performance Share Award, upon the occurrence of events determined by the Committee in its sole discretion to justify such waiver, reduction or adjust-ment.
 C. Form of Payment. Upon the completion of the applicable measuring period, a determination shall be made by the Committee in accordance with the Award as to the number of shares of Stock to be awarded to the Participant. The appro-priate number of shares of Stock shall thereupon be issued to the Participant in accordance with the Award in satisfaction of such Performance Share Award.

                                SECTION ELEVEN
                    CHANGES IN CAPITAL STRUCTURE OR SHARES

 In the event any reorganization, merger, consolidation, recapitalization, liquidation, reclassification, stock dividend, stock split, combination of shares, rights offering, or extraordinary dividend or divestiture (including a spin-off), or any other change in the capital structure or shares of the Com-pany, the Committee, shall make adjustments, determined by the Committee in its discretion to be appropriate, as to the number and kind of securities sub-ject to this Plan and specified in Section Five of this Plan and as to the number and kind of securities covered by each outstanding Award and, where ap-plicable, the price per share thereunder; provided, however, that with respect to Incentive Stock Options, such adjustments shall be made in accordance with
Section 424(h) of the Code unless the Committee determines otherwise.

                                SECTION TWELVE
                    CORPORATE REORGANIZATION OR DISSOLUTION

 A. Discontinuation of the Plan. The Plan shall be discontinued in the event of the dissolution or liquidation of the Company or in the event of a Reorga-nization (as hereinafter defined) in which the Company is not the surviving or acquiring company, or in which the Company is or becomes a wholly-owned sub-sidiary of another company after the effective date of the Reorganization and no plan or agreement respecting the Reorganization is established which spe-cifically provides for the continuation of the Plan and the change, conver-sion, or exchange of the stock relating to existing Awards under this Plan for securities of another corporation. Upon the dissolution of the Plan in connec-tion with an event described in this Paragraph A, all Awards shall become fully vested and all outstanding Options and Stock Appreciation Rights shall become immediately exercisable by the holder thereof. Any Options or Stock Ap-preciation Rights granted under the Plan may be terminated as of a date fixed by the Committee, provided that no less than fifteen (15) days written notice of the date so fixed shall be given to each Participant and each such Partici-pant shall have the right during such period to exercise all or any portion of such Options or Stock Appreciation Rights. Any Stock Appreciation Rights not so exercised shall be redeemed.
 B. Continuation of the Plan Upon a Reorganization. In the event of a Reorga-nization (as hereinafter defined) (i) in which the Company is not the surviv-ing or acquiring company, or in which the Company is or becomes a wholly-owned subsidiary of another company after the effective date of the Reorganization, and (ii) with respect to which there is a reorganization agreement which un-dertakes to continue the Plan and to provide for the change, conversion or ex-change of the Stock attributable to outstanding Awards for securities of an-other corporation, then the Plan shall continue and the Committee shall adjust the shares under such outstanding Awards (and shall adjust the shares remain-ing under the Plan which are then to be available for the grant of additional Awards under the Plan, if the reorganization agreement makes specific provi-sions therefor), in a manner not inconsistent with the provisions of the reor-ganization agreement and this Plan for the adjustment, change, conversion or exchange of such Awards.

 The term "Reorganization" as used in this Section Twelve shall mean any stat-utory merger, statutory consolidation, sale of all or substantially all of the assets of the Company, or sale, pursuant to an agreement with the Company, of securities of the Company pursuant to which the Company is or becomes a whol-ly-owned subsidiary of another company after the effective date of the Reorga-nization.
 C. Adjustments and Determinations. Adjustments and determinations under this Section Twelve shall be made by the Committee, whose decisions as to what ad-justments or determinations shall be made, and the extent thereof, shall be final, binding, and conclusive.

                               SECTION THIRTEEN
                           RETIREMENT AND DISABILITY

 The Committee may, in its discretion, waive the forfeiture, termination, or lapse of an Award in the event of retirement or disability of a Participant (each as determined by the Committee, in its discretion). Exercise of such discretion by the Committee in any individual case, however, shall not be deemed to require, or to establish a precedent suggesting such exercise in any other case.

                               SECTION FOURTEEN
                           MISCELLANEOUS PROVISIONS

 A. Nontransferability. The Committee may impose such restrictions on the transferability of an Award, if any, as it may in its sole discretion deter-mine.
 B. No Employment Right. Neither this Plan nor any action taken hereunder shall be construed as giving any right to be retained as an officer or em-ployee of the Company or any of its Subsidiaries.
 C. Tax Withholding. Either the Company or a Subsidiary, as appropriate, shall have the right to deduct from all Awards paid in cash any federal, state or local taxes as it deems to be required by law to be withheld with respect to such cash payments. In the case of Awards paid in Stock, the employee or other person receiving such Stock may be required to pay to the Company or a Subsid-iary, as appropriate, the amount of any such taxes which the Company or Sub-sidiary is required to withhold with respect to such Stock. At the request of a Participant, or as required by law, such sums as may be required for the payment of any estimated or accrued income tax liability may be withheld and paid over to the governmental entity entitled to receive the same. The Commit-tee may from time to time establish procedures for withholding of Stock.
 D. Fractional Shares. Any fractional shares concerning Awards shall be elimi-nated at the time of payment by rounding down for fractions of less than one-half and rounding up for fractions of equal to or more than one-half. No cash settlements shall be made with respect to fractional shares eliminated by rounding.
 E. Government and Other Regulations. The obligation of the Company to make payment of Awards in Stock or otherwise shall be subject to all applicable laws, rules, and regulations, and to such approvals by any government agencies as may be required. The Company shall be under no obligation to register under the Securities Act of 1933, as amended ("Act"), any of the shares of Stock is-sued, delivered or paid in settlement under the Plan. If Stock awarded under the Plan may in certain circumstances be exempt from registration under the Act, the Company may restrict its transfer in such manner as it deems advis-able to ensure such exempt status.
 F. Severance. Subject to the provision of Paragraph B of this Section Four-teen, in the event a Participant's employment with the Company terminates, his rights under any Award which constitutes an Option or a Stock Appreciation Right terminate one (1) month from the date of such termination of employment. Such rights shall be exercisable only to the extent the Participant was enti-tled to exercise such rights under the Award on the date of such termination of employment.
 G. Death. If a Participant dies prior to the full exercise of his Option and/or Stock Appreciation Right, his Option to purchase Stock under such Op-tion and/or Stock Appreciation Right may be exercised to the extent, if any, that Participant would be entitled to exercise it at the date of the death of the Participant by the person to whom the Option and/or Stock Appreciation Right shall pass by will or by the laws of descent and distribution within twelve (12) months of the death of the Participant or the expiration of the term of the Option and/or Stock Appreciation Right whichever date is sooner.
 H. Limitation. In no event may an Option be exercised by anyone after the ex-piration date provided for in Section Eight of the Plan.

 I. Limits on Discretion. Anything in this Plan to the contrary notwithstand-ing, if the Award so provides, the Committee shall not have any discretion to increase the amount of compensation payable under the Award to the extent such discretion would cause the Award to lose its qualification as performance-based compensation for purposes of Section 162(m)(4)(c) of the Code and the regulations thereunder.
 J. Governing Law. All matters relating to the Plan or to Awards granted here-under shall be governed by the laws of the State of Maryland, without regard to its principles of conflict of laws.
 K. Titles and Headings. The titles and headings of the sections in the Plan are for convenience of reference only, and in the event of any conflict, the text of the Plan, rather than such titles and headings, shall control.

                                SECTION FIFTEEN
                               AMENDMENT OF PLAN

 A. Discretion of the Board. The Board may at any time and from time to time alter, amend, suspend or terminate the Plan in whole or in part, except (i) any such action affecting Options granted or to be granted under this Plan which are intended to qualify as Incentive Stock Options shall be subject to stockholder approval to the extent such stockholder approval is required pur-suant to Section 422 of the Internal Revenue Code and (ii) no such action may be taken without the consent of the Participant to whom any Award shall there-tofore have been granted, which adversely affects the rights of such Partici-pant concerning such Award, except as such termination or amendment of the Plan is required by statute, or rules and regulations promulgated thereunder.
 B. Automatic Termination. This Plan shall terminate on July 10, 2006. Awards may be granted under this Plan at any time and from time to time prior to the termination of the Plan. Any Award outstanding at the time the Plan is termi-nated shall remain in effect until said Award is exercised or expires.

                                   EXHIBIT B

                       VITALINK PHARMACY SERVICES, INC.
                       1995 EMPLOYEE STOCK PURCHASE PLAN

                                  SECTION ONE
                                   PURPOSES

 The 1995 Vitalink Pharmacy Services, Inc. Employee Stock Purchase Plan (the "Plan") is intended to provide a method whereby employees of Vitalink Pharmacy Services, Inc. and its Subsidiaries (hereinafter referred to, unless the con-text otherwise requires, as the "Company") will have an opportunity to acquire a proprietary interest in the Company through the purchase of shares of Common Stock. Such stock ownership induces such employees to continue in the employ of the Company. The Plan also enables the Company to attract and retain such employees. It is the intention of the Company to have the Plan qualify as an "employee stock purchase plan" under Section 423 of the Code. The provisions of the Plan shall, accordingly, be construed as to extend and limit participa-tion in a manner consistent with the requirements of that section of the Code.

                                  SECTION TWO
                                  DEFINITIONS

 A. Agent. The term "Agent" shall have the meaning set forth in Section Thir-teen hereof.
 B. Board of Directors. The term "Board of Directors" shall mean the Board of Directors of the Company or any individual or committee to which the Board of Directors has delegated authority to act with respect to a specific activity.
 C. Code. The term "Code" shall mean the Internal Revenue Code of 1986, as amended.
 D. Common Stock. The term "Common Stock" shall mean the $0.01 par value Com-mon Stock of the Company.
 E. Company. The term "Company" shall mean Vitalink Pharmacy Services, Inc., a Delaware corporation.
 F. Compensation. The term "Compensation" shall mean basic cash compensation, before any payroll deductions for taxes or any other purposes, including regu-lar commissions paid by the Company or a Subsidiary to a Participant in re-spect of the service of such Participant to the Company or a Subsidiary during an Offering Period increased by any amounts with respect to which the Partici-pant has elected to defer or reduce remuneration for federal income tax pur-poses (i) under the Manor Care, Inc. Retirement Savings and Investment Plan or similar plan maintained by the Company or a Subsidiary, (ii) under the Manor Care, Inc. Nonqualified Retirement Savings and Investment Plan or similar plan maintained by the Company or a Subsidiary, or (iii) under any "cafeteria plan" (as described in Section 125 of the Code) maintained by Manor Care, Inc., the Company or a Subsidiary. Compensation shall not include any amounts paid to the Participant as (i) bonuses, (ii) overtime pay, (iii) any amounts paid dur-ing that Offering Period on account of the Participant under any other em-ployee pension benefit plan (as defined in Section 3(2) of ERISA), and (iv) except as otherwise provided in the preceding sentence, any amounts which are not includible in the income of the Participant for federal income tax purpos-es.
 G. Continuous Service. The term "Continuous Service" as of any date shall mean the period determined by the Company, on a uniform basis for employees similarly situated, to represent the then unbroken period of service of an em-ployee as an employee of the Company or of a Subsidiary designated by the Board of Directors to participate in the Plan or of Manor Care, Inc. or a sub-sidiary thereof; provided, however, that in the case of such a Subsidiary, Continuous Service shall not include service prior to the date of its affilia-tion with the Company, unless the Board of Directors otherwise provides for recognition of such service. A break in Continuous Service shall be deemed to have occurred whenever an employee voluntarily or involuntarily ceases to be an employee. The transfer by an employee from (i) one corporation to another corporation participating in the Plan or (ii) Manor Care, Inc. or a subsidiary thereof to the Company or a Subsidiary shall not affect the Continuous Service of the employee.
 H. Designated Subsidiary. The term "Designated Subsidiary" shall mean a Sub-sidiary designated by the Board of Directors to participate in the Plan.
 I. ERISA. The term "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.
 J. Nominee. The term "Nominee" shall have the meaning as set forth in Section Seven hereof.
 K. Offering Date. The term "Offering Date" shall mean the first day of each January, April, July and October, commencing January 1, 1996.

 L. Offering Period. The term "Offering Period" shall mean a three-month pe-riod commencing with an Offering Date and ending with the following Purchase Date.
 M. Option. The term "Option" shall mean the right of a Participant to acquire Common Stock pursuant to the provisions of the Plan.
 N. Participant. The term "Participant" shall mean an eligible employee who has authorized payroll deductions for the purchase of Common Stock under the Plan in accordance with Section Four hereof.
 O. Purchase Date. The term "Purchase Date" shall mean the last trading day of each March, June, September, and December, commencing March, 1996 or if a pay period ends on the last day of a calendar quarter, the next trading day.
 P. Retirement. The term "Retirement" shall mean termination of employment of a Participant on or after the sixty-fifth (65th) birthday of the Participant.
 Q. Subsidiary. The term "Subsidiary" shall mean a Subsidiary corporation of the Company as defined by Section 424(f) of the Code.
 R. Wherever appropriate, words used in this Plan in the singular may mean the plural, the plural may mean the singular and the masculine may mean the femi-nine.

                                 SECTION THREE
                                  ELIGIBILITY

 All employees of the Company, or Designated Subsidiaries of the Company, who shall have completed one (1) year of Continuous Service as of any Offering Date, shall be eligible to participate in the Plan, provided that (i) no em-ployee shall be eligible who, immediately after any Option is granted, owns stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or of any Subsidiary of the Company (applying the rules of Section 424(d) of the Code in determining stock ownership), (ii) no Director of the Company or of any Subsidiary, who is not an officer or other employee of any thereof, shall participate in the Plan and
(iii) no employee shall be eligible whose customary employment is twenty (20) hours or less per week or whose customary employment is for not more than five
(5) months in any calendar year.

                                 SECTION FOUR
                              METHOD OF PURCHASE

 A. On each Offering Date, each Participant shall be deemed to have been granted the right to purchase such number of shares of Common Stock as pro-vided herein.
 An eligible employee shall become a Participant in the Plan by authorizing payroll deductions for the purchase of Common Stock under the Plan prior to an Offering Date with instructions for the purchase of Common Stock under the Plan. At the time a Participant files his or her authorization, the Partici-pant shall elect to have deductions made from his or her pay on each payday during the time he or she is a Participant at a rate not less than two percent (2%) and not in excess of ten percent (10%) in whole percentages of his or her Compensation. All payroll deductions made for a Participant shall be credited to his or her account under the Plan. A Participant may not make any separate cash payment into such account. No interest will be paid on funds in the ac-count of a Participant.
 A Participant shall be deemed to have continued his or her most recent elec-tion to participate in the Plan for the next Offering Period unless he or she notifies the Company on or before the twentieth (20th) day of the month pre-ceding the beginning of the next Offering Period that he or she elects not to participate in the Plan for the next Offering Period. Such notice may not be revoked. Similarly, a Participant may elect to increase or decrease the amount of his or her payroll deduction on or before the twentieth (20th) day of the month preceding the beginning of the next Offering Period, such increase or decrease to be effective at the beginning of the next Offering Period.
 Prior to each Purchase Date, the Company shall elect whether, and in what proportion, the Agent on the Purchase Date shall purchase Common Stock on be-half of the Participants in the open market and/or the Company shall sell the Common Stock to the Participants.

  (i) If the Company shall elect that such purchases be made in whole or in part in the open market, on or before such Purchase Date, the Company shall contribute to the Agent an amount equal to ten percent (10%) of the purchase price of the Common Stock purchased in the open market. The Agent shall cause the portion of the proceeds received from contributions of the Participants designated by the Company for open market purchases and such contribution of the Company to be applied to the open market purchases of Common Stock. The account of each Participant shall be credited with the number of shares of Common Stock equal to the sum of the contributions of the Participant and the share of the Participant of the contribution of the Company applied by the Agent to the purchase of Common Stock divided by the average price per share of Common Stock purchased by the Agent.
  (ii) If the Company shall elect that such purchases be made in whole or in part from the Company, on the Purchase Date the Company shall sell to the Participants, and the Agent shall cause the portion of the proceeds received from contributions of the Participants designated by the Company for purchases from the Company to be applied to the purchase of, Common Stock at 90% of the market price of a share of Common Stock on the applicable Purchase Date. Such Common Stock may be either Treasury shares or newly-issued shares. The market price per share of Common Stock purchased from the Company with payroll deductions made during each Offering shall be the mean of the high and low prices at which the Common Stock was sold in the over-the-counter market as reported by NASDAQ (or, if the Common Stock is then traded on a national securities exchange, the mean of the high and low prices at which the Common Stock was sold), as published in The Wall Street Journal, on the Purchase Date.

 Unless the Company otherwise directs, the Agent may, but shall not be obli-gated to, allocate fractional shares of Common Stock for any Participant or purchase shares of Common Stock in odd lots. Upon termination of an account, any fractional shares in the Participant's account will be sold, and the pro-ceeds therefrom shall be delivered to such Participant. In the event frac-tional shares are not allocated to the accounts of the Participants under the Plan, any accumulated payroll deductions which would have been used to pur-chase fractional shares shall remain in the accounts of the Participants. No interest will be paid on such funds in accounts of Participants and shall be deemed to be a payroll deduction of the next Offering Period.
 B. No Participant shall have the right to purchase Common Stock under the Plan at a rate of more than $25,000 in value thereof in any calendar year, such value to be based on the fair market value per share of the Common Stock as of the Offering Date on which a Participant becomes eligible to purchase Common Stock in such year under the terms of the Plan.
 C. A Participant may not increase or reduce the amount of his or her payroll deduction during an Offering Period, provided, however, that a Participant may reduce the amount of his or her payroll deduction to zero at any time during the Offering Period in which case the employee may not participate again in the Plan until the following Offering Period. A Participant shall be deemed to have elected to purchase all of the shares which his or her authorized payroll deductions and share of the contribution of the Company would purchase on a Purchase Date.
 D. If at any time the number of shares as to which Options have been granted shall exceed the remaining number of shares authorized for purchase under the Plan, the number of shares which may be purchased by each Participant shall be reduced proportionately.
 E. At any time prior to a Purchase Date the Board of Directors may terminate the Plan without any obligation whatsoever to the Participants, other than to refund to each Participant, without interest, any sum accumulated for him or her by payroll deductions.

                                 SECTION FIVE
                                  WITHDRAWALS

 A Participant may withdraw funds in his or her account under the Plan only by withdrawal from the Plan; in the event of the withdrawal of the Participant, he or she shall not be eligible to participate in the Plan until the next Of-fering Date.

                                  SECTION SIX
                           TERMINATION OF EMPLOYMENT

 A. Upon termination of the employment of a Participant for any reason, ex-cluding death while in the employ of the Company or a Designated Subsidiary or Retirement, the Common Stock and/or cash credited to his or her account and not used to purchase shares will be returned to the Participant within sixty
(60) days after the end of the then current Offering Period or as soon as ad-ministratively practicable thereafter. As an alternative to a distribution of Common Stock, a Participant may request that the Agent sell the Common Stock in the account of a Participant and forward the net proceeds to such person or persons.
 B. Upon termination of the employment of a Participant because of (i) death, or (ii) Retirement, his or her beneficiary (as defined in Section Nine), or the Participant, as the case may be, shall have the right to elect, by written notice given to the Secretary of the Company prior to the expiration of the period of thirty (30) days commencing with the date of the death of the Participant, or Retirement of the Participant, as the case may be, either

  (i) to withdraw all of the payroll deductions credited to the account of the Participant under the Plan or
  (ii) to exercise the Option of the Participant on the Purchase Date next following the date of the death of the Participant or Retirement of the Participant, as the case may be, for the purchase of the number of full shares of Common Stock which the Participant was entitled to purchase pursuant to the Option, and any excess funds in the Participant's account will be returned to said beneficiary or Participant, as the case may be.

 In the event that no such written notice of election shall be duly received by the office of the Secretary of the Company, the beneficiary or Participant, as the case may be, shall automatically be deemed to have elected to withdraw the payroll deductions credited to the account of the Participant at the date of the death or Retirement of the Participant, as the case may be, and the same will be paid to the said beneficiary or Participant within sixty (60) days after the end of the current Offering Period or as soon as administra-tively practicable thereafter.
 In addition, upon termination of the employment of a Participant because of
(i) death, or (ii) Retirement, the Common Stock and/or cash (except as other-wise provided in this Section Six B) shall be distributed to the Participant or to the person or persons entitled thereto under Section Nine within sixty
(60) days after the end of the current Offering Period or as soon as adminis-tratively practicable thereafter. As an alternative to a distribution of Com-mon Stock, a Participant or such person or persons entitled to receive the ac-count of a Participant under Section Nine may request that the Agent sell the Common Stock in the account of a Participant and forward the net proceeds to the Participant or such person or persons.

                                 SECTION SEVEN
                                     STOCK

 Subject to adjustment upon changes in capitalization of the Company as pro-vided in Section Ten, the maximum number of shares of Common Stock which shall be made available for purchase under the Plan is 100,000 shares.
 Shares purchased pursuant to an Option will initially be registered in the name of a Nominee designated by the Company, as custodian for the account of the Participant entitled thereto. Stock certificates will not be issued to Participants for shares held in the name of the Nominee, but all rights accru-ing to an owner of record of such shares (including voting rights) will belong to the Participant for whose account such shares are held. Notwithstanding the foregoing, each Participant may elect to have some or all of the full shares of Common Stock previously purchased and registered in the name of the Nominee on his or her behalf registered in the name of such Participant. Written no-tice of such an election must be given by the Participant to the Nominee, specifying the number of full shares of Common Stock to be registered in the name of such Participant. The specified number of shares of Common Stock will be transferred to and registered in the name of the notifying Participant as soon as administratively practicable.
 The Board of Directors may, in its discretion, require as a condition to the grant of the right to purchase hereunder that the shares of Common Stock re-served for issuance upon the exercise of the Option shall have been duly au-thorized for trading on the NASDAQ National Market and that either

  (i) a Registration Statement under the Securities Act of 1933, as amended, with respect to said shares shall be effective; or
  (ii) the Participant shall have represented in form and substance satisfactory to the Company that it is the intention of the Participant to purchase such shares for investment.

                                 SECTION EIGHT
                               NONASSIGNABILITY

 Neither payroll deductions credited to the account of a Participant nor any rights with regard to the exercise of an Option or to receive Common Stock un-der the Plan may be assigned, transferred, pledged or otherwise disposed of in any way by the Participant other than by will or the laws of descent and dis-tribution. Any such attempted assignment, transfer, pledge, or other disposi-tion shall be without effect, except that the Company may treat such act as an election to withdraw funds in accordance with Section Five.

                                 SECTION NINE
                          DESIGNATION OF BENEFICIARY

 A Participant may file a written designation of a beneficiary who is to re-ceive any shares of Common Stock and/or cash in the event of the death of the Participant prior to the delivery of such shares or cash to Participant. Such designation of beneficiary may be changed by the Participant at any time by written notice to the Secretary of the Company. Within thirty (30) days after the death of the Participant, the beneficiary may, as provided in Section Six, elect to exercise the Option of the Participant when it becomes exercisable on the Purchase Date next following the date of the death of the Participant. Upon the death of a Participant and upon receipt by the Company of proof of the identity and survivorship of a beneficiary validly designated by the Par-ticipant under the Plan, and notice of election of the beneficiary to exercise the Option, the Company shall deliver such Common Stock and/or cash to such beneficiary. In the event of the death of a Participant and in the absence of a beneficiary validly designated under the Plan who is living at the time of such death of a Participant, the Company shall deliver such Common Stock and/or cash to the executor or administrator of the estate of the Participant within sixty (60) days after the end of the current Offering Period or as soon as administratively practicable thereafter, or if no such executor or adminis-trator has been appointed (to the knowledge of the Company), the Company, in its discretion, may deliver such Common Stock and/or cash to the spouse or to any one or more dependents of the Participant as the Company may designate. No beneficiary shall, prior to the death of the Participant by whom he or she has been designated, acquire any interest in the Common Stock or cash credited to the Participant under the Plan.

                                  SECTION TEN
                               RECAPITALIZATION

 In the event any reorganization, merger, consolidation, recapitalization, liquidation, reclassification, stock dividend, stock split, combination of shares, rights offering, or extraordinary dividend or divestiture (including a spin-off), or any other change in the capital structure or shares of the Com-pany, the Board of Directors, shall make adjustments, determined by the Board of Directors in its discretion to be appropriate, as to the number and kind of securities subject to this Plan and specified in Section Five of this Plan and as to the number and kind of securities covered by each outstanding Option and, where applicable, the price per share thereunder.

                                SECTION ELEVEN
                            RIGHTS AS A STOCKHOLDER

 An employee shall have no rights as a stockholder with respect to any shares offered hereunder until completion of payment therefor. Participants will not be issued stock certificates unless requested. All Common Stock purchased un-der the Plan during an Offering Period will be held by the Nominee for at least two (2) years from the Offering Date of the Offering Period. Common Stock may be sold during this two-year period, but may not be transferred to another agent or nominee. Notwithstanding the foregoing, a Participant must sell a minimum of fifty (50) shares of Common Stock each time he or she elects to sell Common Stock or such fewer whole shares of Common Stock in the account of the Participant upon termination of employment.

                                SECTION TWELVE
                             STATUS OF PLAN FUNDS

 All amounts held by the Company under the Plan shall be added to the general funds of the Company and shall be used for such purposes as the Company shall from time to time determine. The Company shall not be obligated to segregate such payroll deductions.

                               SECTION THIRTEEN
                                ADMINISTRATION

 The Plan shall be administered by the Board of Directors. The interpretation and construction of any provision of the Plan and the adoption of rules and regulations for administering the Plan shall be made by the Board of Directors. Determinations made by the Board of Directors with respect to any matter or provision contained in the Plan shall be final, conclusive and bind-ing upon the Company and upon all Participants, their heirs or legal repre-sentatives. Any rule or regulation adopted by the Board of Directors shall re-main in full force and effect unless and until altered, amended, or repealed by the Board of Directors. The Board of Directors may delegate to a committee any authority of the Board of Directors under this Plan.

 An Agent may be appointed by the Board of Directors to perform the functions and have the responsibilities assigned to the Agent in this Section Thirteen with respect to the purchase of Common Stock. The Board of Directors shall have the right to change the Agent at any time.
 Notwithstanding any other provision to the contrary contained herein, the Agent shall have all authority to determine the time of open market purchases, the prices at which such open market purchases are made, the manner of such open market purchases and the selection of brokers or dealers (which may in-clude the Agent) to make such purchases. If Common Stock is purchased at vary-ing Market Prices, an average price will be allocated to the account of each Participant.
 All costs and expenses incurred in administering the Plan shall be paid by the Company, excluding (i) costs associated with requests for the issuing of stock certificates to Participants or to the person or persons entitled to re-ceive the same under Section Nine hereof, (ii) the costs of the sale of Common Stock, and (iii) the costs associated with a Participant terminating or with-drawing from the Plan.

                               SECTION FOURTEEN
                           AMENDMENT OR TERMINATION

 Subject to Section Four(E), the Board of Directors may at any time terminate or amend the Plan, except any such action shall be subject to stockholder ap-proval to the extent such stockholder approval is required pursuant to Section 423 of the Internal Revenue Code.

                                SECTION FIFTEEN
                                    NOTICES

 All notices or other communications by a Participant to the Company under or in connection with the Plan shall be deemed to have been given when received by the Secretary of the Company.

                                SECTION SIXTEEN
                           APPROVAL OF STOCKHOLDERS

 The effectiveness of this Plan is subject to its approval by the stockholders of the Company within twelve (12) months after the date it is adopted by the Board of Directors.

                               SECTION SEVENTEEN
  REGISTRATION AND QUALIFICATION OF THE PLAN UNDER APPLICABLE SECURITIES LAWS

 No Option shall be granted under the Plan until such time as the Company has qualified or registered the shares which are subject to the Option under the applicable state and federal securities laws to the extent required by such laws.

- -------------------------------------------------------------------------------
                       VITALINK PHARMACY SERVICES, INC.
               1250 East Diehl Road, Naperville, Illinois 60563
          This Proxy is Solicited on Behalf of the Board of Directors

                   PROXY FOR ANNUAL MEETING OCTOBER 2, 1996

      The undersigned hereby appoints MARVIN C. WILENSKY and DONALD C. TOMASSO, and each of them, the true and lawful attorneys and proxies, with full power of substitution, to attend the Annual Meeting of Stockholders of VITALINK PHARMACY SERVICES, INC. to be held in the Radisson Hotel, 3000 Warrenville Road, Lisle, Illinois, on Wednesday, October 2, 1996 at 9:00 a.m. and at any adjournment thereof, and to vote all shares of common stock held of record which the undersigned could vote, with all the powers the undersigned would possess if personally present at such meeting, as designated on the reverse side.

               (Continued and to be signed on the reverse side)





- --------------------------------------------------------------------------------
                            *FOLD AND DETACH HERE*

- -------------------------------------------------------------------------------
The Board of Directors recommends a vote FOR Items (1), (2) and (3).

1 ELECTION OF DIRECTORS

   FOR all nominees              WITHHOLD AUTHORITY
    listed below      to vote FOR all nominees listed below

        [_]                            [_]

S. BAINUM, JR., H. BLUMENKPANTZ, J.R. BUCKLEY, D.L. DENARDO, A.K. GUPTA, J.A. MACCUTCHEON, J.H. REMPE D.C. TOMASEC, M.C. WILENSKY

(Instructions: to withhold authority to vote for any individual nominee, write that nominee's name in the space provided below.)

- --------------------------------------------------------------------------------

                                                  Please mark
                                                  your votes as
                                                  indicated in      [X]
                                                  this example


                                                   FOR     AGAINST    ABSTAIN
(2) Approval of the Vitalink Pharmacy Services,    [_]       [_]        [_]
    Inc. 1996 Long-Term Incentive Plan.

(3) Approval of the Vitalink Pharmacy Services,    [_]       [_]        [_]
    Inc. 1996 Employee Stock Purchase Plan.

(4) In their discretion, upon such other business  [_]       [_]        [_]
    as may properly come before the meeting.


If you plan to attend the Annual Meeting of Stockholders, please mark the
following box and promptly return this Proxy Card.                         [_]


                         + This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If not otherwise specified, the shares represented by this Proxy will be voted FOR Items
                             (1), (2) and (3), and for and in accordance with the discretion of the persons named as proxies as to such other matters as may properly come before the meeting, or at any adjournment thereof.

                             Dated:_______________________________________, 1996


                             ---------------------------------------------------
                                                Signature

                             ---------------------------------------------------
                                                Signature
                             (Signature should agree exactly with the name or names appearing above. Joint owners should both sign in signing as attorney, administrator,
                             executor, guardian or trustee, please set forth
                             your full title. If the signer is a corporation, please sign the full corporate name by a duly authorized officer.)
- --------------------------------------------------------------------------------
                            *FOLD AND DETACH HERE*